Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 10th day of March, 2008 between ENPRO INDUSTRIES, INC., a North Carolina corporation (the “Company”) with its principal place of business in Charlotte, North Carolina, and STEPHEN E. MACADAM (“Executive”).
RECITALS
     WHEREAS, the Company desires to employ Executive as the President and Chief Executive Officer of the Company, and Executive desires to accept employment as the President and Chief Executive Officer of the Company; and
     WHEREAS, as of the Effective Date, the Company shall employ Executive on the terms and conditions set forth in this Agreement, and Executive shall be retained and employed by the Company to perform such services under the terms and conditions of this Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Certain Definitions. Capitalized terms used in this Agreement that are not otherwise defined herein are to have the meanings set forth in paragraph 8.
     2. Employment Period. The Company shall employ Executive, and Executive accepts employment with the Company, all upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 5 (the “Employment Period”).
     3. Position and Duties.
     (a) During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Company and shall have the duties, responsibilities and authority as are customarily associated with such position and as may reasonably otherwise be assigned to Executive from time to time by the Board of Directors of the Company (the “Board”) or by any authorized committee of the Board. Executive also shall hold similar titles, offices and authority with the Company’s direct and indirect subsidiaries, as requested by the Board from time to time, subject to the oversight and direction of the respective boards of directors of such entities.
     (b) After the Company’s 2008 Annual Meeting of Shareholders and during the remaining Employment Period, Executive shall be included in the management’s slate for election as a member of the Board. Subject to election by the Company’s shareholders,

Executive shall serve as a member of the Board, with no additional remuneration payable to Executive for that service. Upon the Date of Termination, Executive shall resign from the Board and from any other board or committee of the Company or its subsidiaries or affiliates.
     (c) During the Employment Period, Executive shall devote his full professional time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its subsidiaries and affiliates. Executive shall perform the duties and responsibilities hereunder to the best of his abilities in a diligent, trustworthy and business-like manner. During the Employment Period, Executive shall not serve as a director or a principal of another company, firm or business, except as a director of Solo Cup Company, unless such service is approved by the Board, and provided that Executive may render charitable and civic services so long as such services do not materially interfere with Executive’s ability to discharge his duties hereunder.
     (d) Subject to paragraph 4(h) hereof, Executive shall perform his duties and responsibilities hereunder with his principal office located in the Company’s Charlotte, North Carolina corporate headquarters.
     4. Compensation and Benefits.
     (a) Signing Bonus. On the first regular pay period of the Company following the Effective Date, the Company shall pay Executive a signing bonus of $426,000.
     (b) Stock Options. On the Effective Date, the Compensation Committee of the Board will grant Executive stock options with respect to 100,000 shares of the common stock of the Company, which shall vest in annual increments of 33.33% over a three-year period, all in accordance with a stock option agreement substantially in the form attached hereto as Attachment 1.
     (c) Restricted Shares. On the Effective Date, the Compensation Committee of the Board will grant Executive 53,500 Restricted Shares, which shall vest in annual increments of 33.33% beginning on the third anniversary of the Effective Date, all in accordance with a Restricted Shares Agreement substantially in the form attached hereto as Attachment 2.
     (d) Salary. The Company agrees to pay Executive a salary (“Base Salary”) during the Employment Period in installments based on the Company’s payroll practices as may be in effect from time to time. Executive’s salary shall be at the rate of $825,000 per year during the Employment Period, unless increased in the discretion of the Board.
     (e) Annual Incentive. Executive shall participate in the Company’s Senior Executive Annual Performance Plan for each year during the Employment Period.

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Executive’s target annual bonus opportunity under such plan shall equal 100% of Executive’s annual Base Salary. The maximum payout under such plan shall be 200% of Executive’s annual Base Salary. For the year 2008, Executive shall be entitled to a pro-rata payment of the annual incentive based on a fraction, the numerator of which is the number of full and partial months of the 2008 fiscal year during which Executive is employed by the Company, and the denominator of which is twelve (12). Except as expressly set forth in this paragraph 4(e), the payment to Executive of any annual incentive compensation shall be controlled by the terms and conditions of the Company’s Senior Executive Annual Performance Plan.
     (f) Long-Term Incentive Award.
     (i) Beginning January 1, 2009 and continuing thereafter during the Employment Period, Executive shall be eligible to participate in the Company’s Long-Term Incentive Plan (the “LTIP Plan”) subject to the terms and conditions of the LTIP Plan and the Company’s 2002 Equity Compensation Plan (as amended). With respect to such awards, it is the intention of the Board to establish a target incentive of $1,400,000 or higher, provided that — in the discretion of the Board — under circumstances then prevailing, such target incentive is comparable to and competitive with the long-term incentive awards granted to the Chief Executive Officers of similarly sized diversified manufacturing companies, meets standards of internal and external pay fairness, complies with existing legal and regulatory requirements, is consistent with the compensation objectives of the Company, meets the approval of the Board’s executive compensation consultant, and appropriately rewards performance that enhances shareholder value and furthers the Company’s strategic and financial objectives.
     (ii) On January 1, 2009, Executive shall be eligible to receive two awards issued under the LTIP Plan. The first such award shall be for a two-year performance period of fiscal years 2009 and 2010, and shall have a target incentive of $1,400,000. The second such award shall be for a three-year performance period of fiscal years 2009 through 2011. Each such award shall be governed by the terms and conditions of the LTIP Plan and consistent with the provisions set forth in subparagraph 4(f)(iv) below.
     (iii) In addition to the awards provided pursuant to subparagraph 4(f)(ii) above, Executive shall receive, as an inducement award, a long-term incentive award for the 2006 and 2007 performance cycles that is calculated and paid according to the terms of the LTIP Plan and the performance goals that have been established by the Board with respect to such performance cycles, as follows:
(A) On the Effective Date, Executive shall be awarded a target incentive with respect to the Company’s 2006-2008 performance

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cycle (for the performance cycle covering the three fiscal years 2006 through 2008) equal to the amount of $1,400,000 times a fraction, the numerator of which is the number of days in the 2006-2008 performance cycle from and after the Effective Date and the denominator of which is the total number of days in the 2006-2008 performance cycle.
(B) On the Effective Date, Executive shall be awarded a target incentive with respect to the Company’s 2007-2009 performance cycle (for the performance cycle covering the three fiscal years 2007 through 2009) equal to the amount of $1,400,000 times a fraction, the numerator of which is the number of days in the 2007-2009 performance cycle from and after the Effective Date and the denominator of which is the total number of days in the 2007-2009 performance cycle.
(C) The LTIP awards set forth in this subparagraph 4(f)(iii) shall not be issued under the LTIP Plan, but except as expressly set forth herein, the terms of the LTIP Plan will control for purposes of calculating, administering and paying such awards. Each such award shall be paid in cash at the time specified in the LTIP Plan.
(D) Notwithstanding the provisions of subparagraph 4(f)(iv) below, Executive shall be guaranteed to receive, with respect to the LTIP award set forth in subparagraph 4(f)(iii)(A) above, no less than the value of the award at target, i.e., an amount equal to the amount of $1,400,000 times a fraction, the numerator of which is the number of days in the 2006-2008 performance cycle from and after the Effective Date and the denominator of which is the total number of days in the 2006-2008 performance cycle. Provided, however, that this amount shall not be payable to Executive if he voluntarily terminates his employment with the Company or is terminated by the Company for Cause (as defined in the Senior Officer Severance Plan of the Company that is in effect on the date hereof, which is attached hereto as Attachment 5 (the “Senior Officer Severance Plan”)) prior to January 1, 2009.
(E) In addition, notwithstanding the provisions of paragraph 4(f)(iv) hereof, Executive shall be guaranteed to receive, with respect to the LTIP award set forth in subparagraph 4(f)(iii)(B) above, an amount equal to the product of 1.08 times the difference between (i) $825,000 multiplied by a fraction representing Executive’s partial service during fiscal 2008 and (ii) the amount Executive receives from the LTIP award set forth in subparagraph 4(f)(iii)(A). Provided,

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however, that this amount shall not be payable to Executive if he voluntarily terminates his employment with the Company or is terminated by the Company for Cause (as defined in the Senior Officer Severance Plan) prior to January 1, 2009.
     (iv) With respect to each of the LTIP awards set forth in subparagraphs 4(f)(ii) and 4(f)(iii) above, the maximum payout for such award will be 200% of target (but not more than the LTIP Plan maximum of $2,500,000) and the threshold award level for such award will be 50% of target. One-half of the payment to Executive of the LTIP awards set forth in subparagraphs 4(f)(ii) will be in the form of performance shares, and one-half of such award will be paid in cash, except that the Company reserves the right in its sole discretion to pay the value of any performance shares in cash instead of issuing actual shares of Company common stock. The number of performance shares and amount of the cash LTIP awards hereunder, except for the guaranteed portion expressly set forth in subparagraphs 4(f)(iii)(D) and 4(f)(iii)(E) above, will depend upon the performance of the Company relative to the performance goals established for the respective performance cycles of the above awards, as determined by the Compensation Committee of the Board. In order to receive payment of any LTIP award hereunder, Executive must remain employed with the Company through the end of the last day of the respective performance cycle, unless Executive’s employment is terminated due to disability, death or retirement as specified in the LTIP Plan.
     (g) Senior Executive Benefits Package.
     (i) Executive will be entitled during the Employment Period to participate, on the same basis as the Company’s other senior executives, in the benefits and benefit plans set forth on Attachment 3 hereto, subject to the terms and conditions of such plans.
     (ii) In addition to the benefits set forth on Attachment 3 hereto, if Executive is terminated by the Company without Cause (as defined in the Senior Officer Severance Plan) prior to the issuance by the Compensation Committee of the LTIP awards set forth in paragraph 4(f)(ii) hereof, Executive shall be entitled to receive — as additional severance — an amount equal to the product of (x) a fraction, the numerator of which is the number of full and partial months between January 1, 2008 and the Date of Termination and the denominator of which is 36 and (y) $1,400,000. This additional severance amount shall be payable in a single lump sum within thirty (30) days of the Date of Termination.
     (h) Commuting Expenses. During the Employment Period, but extending no longer than through June 1, 2010, the Company shall reimburse Executive for Commuting Expenses. Commuting Expenses, as used in this subparagraph 4(h), shall

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mean all reasonable and necessary expenses incurred by Executive in connection with commuting from his home residence in Atlanta, Georgia to Charlotte, North Carolina in order to discharge his duties hereunder, including without limitation all such expenses for an executive apartment, evening meal costs and transportation costs. In addition to the reimbursement of Commuting Expenses hereunder, Executive shall be entitled to receive from the Company an additional payment in an amount sufficient to indemnify him on a net after-tax basis for any income tax associated with such reimbursement.
     (i) Relocation Allowance. Executive shall be eligible for reimbursement of qualifying expenses under the Company’s relocation policy, with such modifications thereto as necessary or appropriate to account for the commuting period contemplated by subparagraph 4(h) hereof. In addition, the Company shall reimburse Executive for expenses associated with all trips reasonably required by Executive’s family members to Charlotte from the Effective Date through the date of the relocation of Executive’s family to Charlotte (but not after June 1, 2010).
     (j) Management Continuity Agreement. The Company and Executive shall enter into a Management Continuity Agreement, as of the Effective Date, substantially in the form set forth on Attachment 4 hereto.
     (k) Expense Reimbursement. The Company shall reimburse Executive for all reasonable expenses incurred by Executive during the Employment Period in the course of performing Executive’s duties under this Agreement in accordance with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company’s requirements applicable generally with respect to reporting and documentation of such expenses. In addition, the Company shall reimburse Executive for legal fees and expenses, not to exceed $12,500, that he incurred in the course of the negotiation of this Agreement.
     (l) Additional Compensation/Benefits. The Compensation Committee of the Board, in its sole discretion, will determine any compensation or benefits to be provided to Executive during the Employment Period other than as set forth in this Agreement, including, without limitation, any future grant of stock options, restricted shares, performance shares or other equity or incentive awards.
     5. Employment Period.
     The Employment Period will commence on the Effective Date and will end immediately upon (i) Executive’s death; (ii) termination of Executive’s employment by the Company; or (iii) resignation by Executive. The Company may terminate Executive’s employment for any reason, and Executive may resign his employment with the Company for any reason.
     6. Post-Employment Period Payments.

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     At the Date of Termination, Executive and/or his estate, will be entitled to (i) any Base Salary that has accrued but is unpaid, any reimbursable expenses that have been incurred but are unpaid, and any unexpired vacation days that have accrued under the Company’s vacation policy but are unused, as of the end of the Employment Period, which amount shall be paid in a lump sum in cash within 30 days of the Date of Termination; (ii) any plan benefits that by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any such benefit plan in which Executive has participated as a Company employee) and (iii) any benefits to which Executive is entitled in accordance with Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”). Except as specifically described in this paragraph 6, or as set forth in the terms of the Management Continuity Agreement between Executive and the Company, from and after the Date of Termination Executive shall cease to have any rights to salary, bonus, expense reimbursements or other benefits from the Company or from any of its subsidiaries or affiliates. Provided further, that Executive shall be entitled to receive no less than the benefits provided under the terms of the Senior Officer Severance Plan as in effect on the date hereof if he experiences a Qualifying Termination thereunder, notwithstanding the amendment or termination of such Plan after the date hereof.
     7. Competitive Activity; Confidentiality; Nonsolicitation.
     (a) Confidential Information. Executive acknowledges that as a result of his employment with the Company he will receive access to confidential information of the Company, its subsidiaries and its affiliates, including information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors and executives of the Company and its affiliates; price lists and pricing policies; financial statements and information; budgets and projections; business plans; production costs; market research; marketing, sales and distribution strategies; manufacturing techniques; processes and business methods; technical information; pending projects and proposals; new business plans and initiatives; research and development projects; inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and other intellectual property; devices; samples; plans, drawings and specifications; photographs and digital images; computer software and programming; all other confidential information and materials relating to the businesses of the Company and its affiliates; and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for the Company or its affiliates containing or based in whole or in part on any of the foregoing (all of the foregoing, whether communicated in verbal, written, graphic, electronic or any other form, whether or not conceived, developed or prepared in whole or in part by Executive and whether received by Executive before or after the date hereof, collectively, “Confidential Information”).

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     (b) Executive acknowledges that the Confidential Information is owned or licensed by the Company or its affiliates; is unique, valuable, proprietary and confidential; and derives independent actual or potential commercial value from not being generally known or available to the public. Executive hereby relinquishes, and agrees that he will not at any time claim, any right, title or interest of any kind in or to any Confidential Information.
     (c) Executive agrees that Executive will maintain the confidentiality of the Confidential Information at all times during and after Executive’s employment with the Company and will not, at any time, directly or indirectly, use any Confidential Information for his own benefit or for the benefit of any other person, reveal or disclose any Confidential Information to any person other than authorized representatives of the Company, or remove or aid in the removal from the Company’s or its affiliates’ premises of any Confidential Information, except (A) in the performance of Executive’s duties in furtherance of the business of the Company or (B) with the prior written consent of an authorized officer of the Company. The covenants in this subparagraph 7(c) will not apply to information that (i) is or becomes available to the general public through no breach of this Agreement by Executive or breach by any other person of a duty of confidentiality to the Company or its affiliates or (ii) Executive is required to disclose by applicable law, rule, regulation or court order; provided, however, that Executive will notify the Company in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the Company to limit the scope of such disclosure.
     (d) Upon the expiration or termination of Executive’s employment with the Company for any reason, Executive will turn over and return to the Company all Confidential Information in any tangible or electronic form (including all copies and reproductions thereof) and all other property whatsoever of the Company or its affiliates in or under his possession or control.
     (e) Ownership of Intellectual Property.
     (i) Executive will immediately and fully disclose in writing to the Company all inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and other intellectual property conceived or developed in whole or in part by Executive, or in which Executive may have aided in its conception or development, while employed by the Company (collectively, “Intellectual Property”).
     (ii) Executive does hereby, and will from time to time immediately upon the conception or development of any Intellectual Property, assign to the Company all of Executive’s right, title and interest in and to all such Intellectual Property (whether or not patentable, registrable, recordable or protectable by copyright and

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regardless of whether the Company pursues any of the foregoing). If any Intellectual Property falls within the definition of “work made for hire,” as such term is defined in 17 U.S.C. § 101, such Intellectual Property will be considered “work made for hire” and the copyright of such Intellectual Property will be owned solely and exclusively by the Company. If any Intellectual Property does not fall within such definition of “work made for hire,” then Executive’s right, title and interest in and to such Intellectual Property will be assigned to the Company pursuant to the first sentence of this subparagraph 7(e)(ii). Executive will execute and deliver any assignment instruments and do all other things reasonably requested by the Company (both during and after Executive’s employment with the Company) in order to more fully vest in the Company sole and exclusive right, title and interest in and to all Intellectual Property.
     (f) Nonsolicitation. During the Employment Period and for a period of two years following the Date of Termination (such period not to include any period(s) of violation or period(s) or time required for litigation to enforce the covenants of this subparagraph 7(f)), Executive will not directly or through any person or entity acting on Executive’s behalf, under Executive’s direction or under Executive’s control solicit or attempt to solicit (a) the business of any person, firm or business who — at any time while Executive was employed with the Company — was a customer of the Company or any of its respective subsidiaries and affiliates, for the purpose of marketing, selling or providing to any such person, firm or business any services or products competitive with those offered by the Company or any of its respective subsidiaries and affiliates (other than general solicitations to the public and not directed specifically at a customer of the Company) or otherwise induce such customer to reduce, terminate, restrict or alter its business relationships with the Company in any fashion; or (b) any employee of the Company or any of its subsidiaries or affiliates to terminate such employee’s employment relationship with the Company or any of its subsidiaries or affiliates.
     (g) Noncompetition. During the Employment Period and for a period of two years following the Date of Termination (such period not to include any period(s) of violation or period(s) of time required for litigation to enforce the covenants set forth in this subparagraph 7(g)), Executive shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, other than on behalf of the Company or its respective subsidiaries and affiliates, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise that provides products or services competitive with those offered or sold by the Company and/or its subsidiaries or affiliates anywhere in the United States in Canada or in any country in which the Company sells its products or provides services (the “Business”). Notwithstanding the foregoing, nothing in this

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Agreement shall prevent Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the voting securities of any company engaged in the Business (so long as Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded Executive in connection with any permissible equity ownership). Provided, further, that nothing herein shall prohibit Executive from becoming employed by a competitor in any area, division or segment of the competitor’s business that does not compete in any way with the Company, its affiliates or subsidiaries, provided that Executive fully complies with the other terms hereof.
     (h) Remedies; Specific Performance. The parties acknowledge and agree that Executive’s breach or threatened breach of any of the restrictions set forth in this paragraph 7 will result in irreparable and continuing damage to the Company and its respective subsidiaries and affiliates for which there may be no adequate remedy at law and that the Company shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Executive hereby consents to the grant of an injunction (temporary or otherwise) against Executive or the entry of any other court order against Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of this paragraph 7. Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company against him for such breaches or threatened or attempted breaches.
     (i) Communication of Contents of Agreement. During the Employment Period and for a period of two years following the Date of Termination, Executive will communicate his obligations under this paragraph 7 to any person, firm, association, partnership, corporation or other entity which Executive intends to be employed by, associated with, or represent.
     (j) The existence of any claim, demand, action or cause of action of Executive against the Company, whether predicated upon this Agreement or otherwise, is not to constitute a defense to the Company’s enforcement of any of the covenants or agreements contained in paragraph 7. The Company’s rights under this Agreement are in addition to, and not in lieu of, all other rights the Company may have at law or in equity to protect its Confidential Information, trade secrets and other proprietary interests.
     8. Definitions. “Date of Termination” means the last day of employment by Executive with the Company. “Effective Date” means April 14, 2008.

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     9. Executive Representations. Executive represents to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms.
     10. Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, local or other taxes that the Company is required to withhold under any applicable law, regulation or ruling.
     11. Section 409A Compliance. Any payments under this Agreement that are deemed to be deferred compensation subject to the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, are intended to comply with the requirements of Section 409A. To this end and notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s termination of employment with the Company, (i) the Company’s securities are publicly traded on an established securities market; (ii) Executive is a “specified employee” (as defined in Section 409A); and (iii) the deferral of the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of such payments (without any reduction in amount ultimately paid or provided to Executive) that are not paid within the short-term deferral rule under Section 409A (and any regulations thereunder) or within the “involuntary separation” exemption of Treasury Regulation § 1.409A-1(b)(9)(iii). Such deferral shall last until the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A). Any amounts the payment of which are so deferred shall be paid in a lump sum payment within ten (10) days after the end of such deferral period. If Executive dies during the deferral period prior to the payment of any deferred amount, then the unpaid deferred amount shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
     12. Excess Parachute Payments.
     (a) In the event that it shall be determined, based upon the advice of the independent public accountants of the Company (the “Accountants”), that any payment, benefit or distribution by the Company or any of its respective subsidiaries or affiliates

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hereunder (a “Payment”) constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code (the “Code”), as amended, then, if the aggregate present value of all such Payments (collectively, the “Parachute Amount”) exceeds 2.99 times Executive’s “base amount,” as defined in Section 280G(b)(3) of the Code (the “Executive Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount (the “Reduced Amount”); provided that such amounts shall not be so reduced if Executive determines, based upon the advice of the Accountants, that without such reduction Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that the Executive would be entitled to retain upon his receipt of the Reduced Amount.
     (b) If the determination made pursuant to clause (a) of this paragraph 12 results in a reduction of the payments that would otherwise be paid to Executive except for the application of clause (a) of this paragraph 12, Executive may then elect, in his sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise the Company in writing of his election within ten days of the determination of the reduction in payments. If no such election is made by Executive within such ten-day period, the Company may elect which and how much of any entitlement shall be eliminated or reduced and shall notify Executive promptly of such election.
     (c) As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under clause (a) of this paragraph 12 (“Overpayment”) or that additional payments which are not made by the Company pursuant to clause (a) of this paragraph 12 should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be repaid by Executive to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
     (d) Notwithstanding the foregoing, this paragraph 12 shall not apply to payments owed to Executive pursuant to the terms of his Management Continuity Agreement.

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     13. Successors and Assigns. This Agreement is to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that Executive may not assign any rights or delegate any obligations hereunder without the prior written consent of the Board. Executive hereby consents to the assignment by the Company of all of its rights and obligations under this Agreement to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided that the transferee or successor assumes the Company’s liabilities under this Agreement by agreement in form and substance reasonably satisfactory to Executive.
     14. Miscellaneous.
     (a) Further Assurances. Executive agrees to furnish upon request to the Company such further information, to execute and deliver to the Company such other documents, and to do such other acts and things, all as the Company may reasonably request at any time for the purpose of carrying out the intent of this Agreement.
     (b) Litigation Support. During the Employment Period and for a period of two years following the Date of Termination, if the Company is evaluating, pursuing, contesting or defending any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation, in each case whether initiated by or against the Company (collectively, “Proceeding”), Executive will reasonably cooperate with the Company and its counsel in the evaluation, pursuit, contest or defense of the Proceeding and provide such testimony and access to books and records as may be reasonably necessary in connection therewith. The Company agrees reasonably to accommodate Executive’s schedule and to reimburse Executive for Executive’s out-of-pocket expenses and actual lost wages and other compensation related to or resulting from such cooperation.
     15. Survival. Subject to any limits on applicability contained therein, paragraphs 7 and 14 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.
     16. Choice of Law. This Agreement is to be governed by the substantive law of the State of North Carolina without regard to the conflict-of-laws principles.
     17. Jurisdiction; Venue. Each party (i) consents to the personal jurisdiction of any state or federal court located in Charlotte, North Carolina (and any corresponding appellate court) in any proceeding arising out of or relating to this Agreement or Executive’s employment by the Company, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts and (iii) except as otherwise provided in this Agreement, agrees not to bring any proceeding arising out of or relating to this Agreement or Executive’s employment by the Company pursuant to this Agreement in any other court.

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     18. Severability. Whenever possible, each provision of this Agreement is to be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, that invalidity, illegality or unenforceability is not to affect any other provision or any other jurisdiction, and this Agreement is to be reformed, construed and enforced in the jurisdiction as if the invalid, illegal or unenforceable provision had never been contained herein.
     19. Notices. Any notice provided for in this Agreement is to be in writing and is to be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address indicated as follows:

Notices to Executive: To	the address listed for Executive in the personnel records of the Company.

Notices to the Company:	EnPro Industries, Inc. 5605 Carnegie Blvd. Suite 500 Charlotte, NC 28209 Attention: General Counsel Facsimile: (704) 731-1531
or any other address or to the attention of any other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement is to be deemed to have been given when so delivered, sent or mailed.
     20. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement is to affect the validity, binding effect or enforceability of this Agreement.
     21. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, that may have related to the subject matter hereof in any way.
     22. Counterparts. This Agreement may be executed in separate counterparts, each of which is to be deemed to be an original and both of which taken together are to constitute one and the same agreement. Facsimile execution and delivery of this Agreement by either party shall constitute a legal, valid and binding execution and delivery of this Agreement.

14

     The parties are signing this Agreement as of the date set forth on page 1 of this Agreement.

ENPRO INDUSTRIES, INC.

By:	/s/ William Dries

	Name:	William Dries

	Title:	Senior Vice President and Chief Financial Officer

By:	/s/ Richard L. Magee

	Name:	Richard L. Magee

	Title:	Senior Vice President, General Counsel and Secretary

/s/ Stephen E. Macadam

STEPHEN E. MACADAM

15

Attachment 1

Notice of Grant of Stock Options and Option Agreement	EnPro Industries, Inc. ID: 01-0583945

Stephen E. Macadam c/o EnPro Industries, Inc. 5605 Carnegie Blvd. Charlotte, NC United States 282094674	Option Number: Plan: ID:	XXXXXX 20XX XXXXXXXX
Effective April 14, 2008, you have been granted Stock Options to buy 100,000 shares of EnPro Industries, Inc. (the Company) stock at $                     per share. These options are to be Incentive Stock Options to the maximum extent permitted under the Company’s Stock Option Plan.
The total option price of the shares granted is $                                        .
     Shares in each period will become fully vested on the date shown.

	Vest	Full
Shares	Type	Vest	Expiration
33,333	On Vest Date	4/14/2009	4/13/2018
33,333	On Vest Date	4/14/2010	4/13/2018
33,334	On Vest Date	4/14/2011	4/13/2018
Attachment 1-1

By your signature and the Company’s signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company’s Stock Option Plan as amended and the Option Agreement, all of which are attached and made a part of this document.

EnPro Industries, Inc.	Date

Stephen E. Macadam	Date
Attachment 1-2

April 14, 2008
STOCK OPTION AGREEMENT
THIS STOCK OPTION AGREEMENT AND THE RELATED NOTICES OF GRANT CONSTITUTE PART OF THE PROSPECTUS COVERING SECURITIES REGISTERED UNDER THE SECURITIES ACT OF 1933.
     Section 1. The Amended and Restated 2002 Equity Compensation Plan (hereinafter called the “Plan”) was authorized by the sole shareholder on May 22, 2002, and was amended on February 11, 2003.
     The Compensation and Human Resources Committee of the Board of Directors (the “Compensation Committee”) has granted to you, as of April 14, 2008 (the “Grant Date”), options to purchase shares of common stock of the Company at a price of $____ per share, upon the terms and conditions set forth in this agreement and the Plan. This option price represents the fair market value of the stock on April 11, 2008.
     The type(s) of option granted to you, the dates on which the options granted to you become exercisable, and the number of shares of common stock which become purchasable on each of those dates under each type of option are set forth in the attached Notices of Grant dated this date.
     Once exercisable, all options granted hereunder shall, subject to the terms and conditions of this agreement, remain exercisable through April 13, 2018 (the “Expiration Date”). Any incentive stock options granted to you shall be reclassified as non-incentive stock options if they are not exercised within three months after termination of your employment for any reason, including early or normal retirement, except (a) permanent or total disability as described in Section 6, in which case reclassification shall occur one year after disability, or (b) death, in which case reclassification will not occur.
     This grant and exercise of this option is subject to the condition that this option, together with any other options granted on the Grant Date, will conform with any applicable provisions of any State or Federal law or regulation in force either at the time of grant of the option or the exercise thereof. The Compensation Committee and the Board of Directors reserve the right pursuant to the condition mentioned in this paragraph to terminate all or a portion of this option if in the opinion of said Committee and Board, with the advice of counsel of the Company, this option or the exercise thereof, together with any other options granted as of the Grant Date, does not conform with any such applicable State or Federal law or regulation. Your ability to exercise your options and receive the benefits of such exercise are further contingent upon your agreement that you will remit to the Company any taxes that the Company is required by law to collect from you. The Company reserves the right to deduct from the total number of shares purchased
Attachment 1-3

by you pursuant to the exercise of the options the number of shares the fair market value of which equals any tax withholding obligation, which it has upon your exercise of the option. The Company also reserves the right to require that any such taxes be remitted to the Company from the proceeds of the sale of any stock acquired by you through exercise of the option by any stockbroker effecting such sale.
     Section 2. The option hereby granted may be exercised prior to the Expiration Date as to all or any of the shares then purchasable in accordance with the Notice of Grant by payment in full therefor, at the corporate offices of the Company, either in (a) cash (including checks, bank draft or money order) or (b) by delivering common stock of the Company previously owned of record by you, or a combination of common stock of the Company owned of record by you and cash. The fair market value of the common stock so delivered shall be the arithmetic mean of the high and low price of the common stock on the New York Stock Exchange-Composite Transactions listing on the day preceding the exercise date. The utilization of common stock for all or part of the option price shall be subject to rules and conditions issued by the Board of Directors or the Compensation Committee including but not limited to common stock holding period requirements relating to pyramiding rules, regulations, principles and practices of the Internal Revenue Service, the Securities and Exchange Commission and the accounting profession. Upon receipt of such payment and payment of any required withholding taxes, the Company will issue, sell and deliver fully paid and nonassessable shares of common stock, having a par value of $0.01 per share, of the Company in the amount for which payment is so made. As soon as practicable after such payment, delivery of the shares can be made either by a certificate or certificates representing the shares of stock so purchased or by DWAC, if so requested.
     Section 3. You are required to notify the Secretary or Assistant Secretary of the Company, or his or her designee, if you dispose of any of the shares acquired as a result of the exercise of any incentive stock option granted to you hereunder within two (2) years from the date of this agreement or within one (l) year from the date upon which such shares were acquired by you through the exercise of this option.
     Section 4. The option hereby granted is personal to you and is not assignable except as otherwise provided herein or in Section 7. Any non-incentive stock options may be transferred by gift, without any consideration, to immediate family members, or to a trust the sole beneficiaries of which are immediate family members or to a partnership including only immediate family members. For purposes of this agreement, “immediate family members” include your spouse, children and grandchildren. The immediate family members may make no further transfer of this option.
     Section 5. If your employment with the Company or a subsidiary company terminates prior to the Expiration Date, by reason of early retirement or retirement at the Normal Retirement Date or later, as defined in the Retirement Plan for Salaried
Attachment 1-4

Employees of EnPro Industries, Inc., (or as defined in a subsidiary company’s salaried pension plan in the event your benefits are received solely from the subsidiary’s plan) in effect at the time of your retirement, your privilege to purchase shares may be exercised by you at any time but in no event later than the Expiration Date, and thereafter shall terminate.
     Section 6. If your employment with the Company or a subsidiary company terminates prior to the Expiration Date by reason of permanent and total disability, determined on the basis of medical evidence satisfactory to the Company, your privilege to purchase shares may be exercised by you at any time within three years of disability, but in no event later than the Expiration Date, and thereafter shall terminate.
     Section 7. If you should die prior to the Expiration Date, your privilege to purchase shares may be exercised by your executors or administrators at any time within twelve (12) months of the date of your death, but in no event later than the Expiration Date, and thereafter shall terminate.
     Section 8. If your employment with the Company or a subsidiary company terminates for any reason other than death, retirement or permanent and total disability referred to in Sections 5, 6 and 7, your privilege to purchase vested shares may be exercised by you at any time within ninety (90) days of the termination of your employment, but in no event later than the Expiration Date, and thereafter shall terminate. This agreement is not intended to place upon you any obligation to continue, nor to place upon the Company any obligation to continue you, in the employment of the Company or its subsidiary and notwithstanding that some or all of the shares to which your option relates shall not yet have become vested in accordance with the terms of this agreement, you and the Company shall be free to terminate your employment as if this agreement had never been made.
     Section 9. In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of common stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Internal Revenue Code) or any partial or complete liquidation of the Company, the Compensation Committee or the Board of Directors may make such substitution or adjustments in the number, kind and option price of shares subject to this option and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to this option shall always be a whole number.
     Section 10. In the event of a Change in Control (as defined in the Plan), the number of shares that were not immediately vested pursuant to the schedule contained in
Attachment 1-5

the Notice of Grant at the time of such Change in Control shall become immediately vested and purchasable. Such purchase privileges shall remain exercisable by you for no less than the shorter of (a) two years after the Change in Control date or (b) the remainder of the full term of this option.
     Section 11. You are not entitled by virtue of your acceptance of this option agreement to any rights of a shareholder of the Company or to notice of meetings of shareholders or of any other proceedings of the Company.
     Section 12. All notices hereunder to the Company shall be delivered personally or mailed to its corporate offices, attention: Secretary, 5605 Carnegie Blvd., Suite 500, Charlotte, North Carolina 28209 and all notices hereunder to you shall be delivered personally or mailed to you at your address noted above. Such addresses for the service of notices may be changed at any time provided notice of such change is furnished in advance to the Company or to you, as the case may be.
     Section 13. The Notice of Grant, this option agreement and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan as approved by the Board of Directors and shareholders, which are controlling. All decisions or interpretations of the Board of Directors and of the Compensation Committee referred to herein shall be binding and conclusive upon you or upon your executors or administrators upon any question arising hereunder or under the Plan.
     The Notice of Grant, when accepted by you, together with this option agreement, will constitute an agreement between us as of the date first above written, which shall bind and inure to the benefit of our respective executors, administrators, successors and assigns
Attachment 1-4

Attachment 2
ENPRO INDUSTRIES, INC.
AMENDED AND RESTATED 2002 EQUITY COMPENSATION PLAN
RESTRICTED SHARES AWARD AGREEMENT

		NUMBER OF
GRANTED TO	GRANT DATE	SHARES
Stephen E. Macadam	April 14, 2008	53,500
This Restricted Shares Award Agreement, including all Exhibits hereto (the “Agreement”), is made between EnPro Industries, Inc., a North Carolina corporation (the “Company”), and you, an employee of the Company or one of its subsidiaries.
The Company sponsors the EnPro Industries, Inc. Amended and Restated 2002 Equity Compensation Plan (the “Plan”). A prospectus describing the Plan is enclosed as Exhibit A. The Plan itself is available upon request, and its terms and provisions are incorporated herein by reference. When used herein, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).
In recognition of the value of your contribution to the Company, you and the Company mutually covenant and agree as follows:
1.	Subject to the terms and conditions of the Plan and this Agreement, the Company awards to you the number of shares of Common Stock shown above (the “Shares”).

2.	You acknowledge having read the Prospectus and agree to be bound by all the terms and conditions of the Plan and this Agreement.

3.	The Shares shall become vested on the date(s) shown on the enclosed Exhibit B. Until they become vested, the Shares shall be held by the Company. While the Shares are held by the Company, you shall not have the right to sell or otherwise dispose of the Shares or any interest therein.

4.	Prior to vesting, you shall have the right to receive dividends on the Shares but you shall have no right to vote the Shares.

5.	You agree that you shall comply with (or provide adequate assurance as to future compliance with) all applicable securities laws and income tax laws as determined by the Company as a condition precedent to the release of any Shares pursuant to this Agreement. In addition, you agree that, upon request, you will furnish a letter

Attachment 2-1

agreement providing that (i) you will not distribute or resell any of said Shares in violation of the Securities Act of 1933, as amended, (ii) you will indemnify and hold the Company harmless against all liability for any such violation and (iii) you will accept all liability for any such violation.
6.	By executing and returning the Beneficiary Designation Form attached as Exhibit C, you may designate a beneficiary to receive any Shares awarded hereunder in the event of your death while in service with the Company. If you do not designate a beneficiary or if your designated beneficiary does not survive you, then your beneficiary will be your estate.

7.	You acknowledge and agree that upon your termination of employment with the Company and its subsidiaries resulting in the forfeiture of any unvested Shares in accordance with paragraph 3 and Exhibit B of this Agreement or otherwise in accordance with the Plan, (i) your right to receive cash dividends on, and all other rights, title or interest in, to or with respect to, unvested Shares shall automatically, without further act, terminate and (ii) the unvested Shares shall be returned to the Company. You hereby irrevocably appoint (which appointment is coupled with an interest) the Company as your agent and attorney-in-fact to take any necessary or appropriate action to cause the Shares to be returned to the Company, including without limitation executing and delivering stock powers and instruments of transfer, making endorsements and/or making, initiating or issuing instructions or entitlement orders, all in your name and on your behalf. You hereby ratify and approve all acts done by the Company as such attorney-in-fact. Without limiting the foregoing, you expressly acknowledge and agree that any transfer agent for the Shares is fully authorized and protected in relying on, and shall incur no liability in acting on, any documents, instruments, endorsements, instructions, orders or communications from the Company in connection with the Shares or the transfer thereof, and that any such transfer agent is a third party beneficiary of this Agreement.

8.	The existence of this award shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Company’s Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9.	Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage

Attachment 2-2

prepaid, to such electronic mail or postal address and directed to such person as the Company may notify you from time to time; and to you at your electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as you, by notice to the Company, may designate in writing from time to time.

10.	Regardless of any action the Company or your employer takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items owed by you is and remains your responsibility and that the Company and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this award, including the grant and vesting of the Shares, the subsequent sale of Shares following vesting and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Shares to reduce or eliminate your liability for Tax-Related Items.

In the event the Company determines that it and/or your employer must withhold any Tax-Related Items as a result of your participation in the Plan, you agree as a condition of the grant of the Shares to make arrangements satisfactory to the Company and/or your employer to enable it to satisfy all withholding requirements, including, but not limited to, withholding any applicable Tax-Related Items from the vesting and delivery of the Shares. In addition, you authorize the Company and/or your employer to fulfill its withholding obligations by all legal means, including, but not limited to: withholding Tax-Related Items from your wages, salary or other cash compensation your employer pays to you; withholding Tax-Related Items from the cash proceeds, if any, received upon sale of any Shares following vesting; and at the time of vesting, withholding Shares sufficient to meet minimum withholding obligations for Tax-Related Items. The Company may refuse to deliver Shares upon vesting if you fail to comply with any withholding obligation.

11.	In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement constitutes the final understanding between you and the Company regarding the Shares. Any prior agreements, commitments or negotiations concerning the Shares are superseded. Subject to the terms of the Plan, this Agreement may only be amended by a written instrument signed by both parties.

Attachment 2-3

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all effective as of the Grant Date listed above.

ENPRO INDUSTRIES, INC.

By:

Name:

Title:

EMPLOYEE

Attachment 2-4

EXHIBIT A
PROSPECTUS
3,600,000 SHARES
ENPRO INDUSTRIES, INC.
COMMON STOCK

2002 EQUITY COMPENSATION PLAN
(2005 AMENDMENT AND RESTATEMENT)

     This Prospectus relates to the offer and sale of up to 3,600,000 shares of our common stock to eligible employees under the 2002 Equity Compensation Plan (2005 Amendment and Restatement) (the “Plan”). The Plan was approved by our Board of Directors at its February 2005 meeting and by our shareholders at the May 10, 2005 annual meeting. The Plan terminates on May 22, 2012, unless terminated earlier by our Board of Directors.
     The purpose of the Plan is to promote the interests of the shareholders by providing stock-based incentives to selected employees and “Outside Directors” to align their interests with shareholders and to motivate them to put forth maximum efforts toward the continued growth, profitability and success of our company.
     The Plan is generally administered by the Compensation and Human Resources Committee of our Board (the “Committee”). See “Administration” below. The Plan is not a qualified pension, profit-sharing or stock bonus plan within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Further, in our view, the Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.
     For additional information concerning awards made under the Plan, please contact Steve Spradling at 704-731-1516.
     This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

The date of this Prospectus is February 15, 2008.

Attachment 2A-1

SUMMARY OF PLAN
     The following summary of the Plan is subject to, and qualified in its entirety by reference to, all the provisions of the Plan, a copy of which may be obtained upon request.
Eligibility
     Salaried, full-time employees of us or of our subsidiaries may participate in the Plan. The Committee, in its discretion, will select the award recipients and the nature and amount of any awards. The Committee may delegate to our CEO and other senior officers authority to make such award determinations within certain limits.
     In addition, members of our Board of Directors and any of our subsidiary corporations of which we own more than 50% of the voting stock, excluding directors who are employees or former employees of us or our subsidiaries within five years after their termination of employment (“Outside Directors”) are eligible to receive awards of phantom shares as described below.
Number of Shares
     There are 3,600,000 shares of our common stock available for issuance under the Plan. If an award made under the Plan terminates, expires, lapses or is canceled, the shares covered by that award remain available for issuance under the Plan. Likewise, shares used to pay any option exercise price or to satisfy a tax withholding obligation remain available for issuance under the Plan. Shares of our common stock issued pursuant to the Plan may be original issue shares or treasury shares.
Awards to Eligible Employees
     Pursuant to the Plan, the Committee may award eligible employees incentive stock options (“ISOs”), nonqualified stock options (“NQSOs”), stock appreciation rights (“SARs”), performance shares, restricted stock shares and other awards. Each award will be evidenced by an award document setting forth the terms and provisions applicable to the award.
     Stock Options and Stock Appreciation Rights. The Plan provides for the grant of options to purchase shares of our common stock at option prices which are not less than the fair market value of shares of our common stock at the close of business on the grant date. The Plan also provides for the grant of SARs, which entitle holders upon exercise to receive shares of our common stock with a value equal to the difference between (i) the fair market value on the exercise date of the shares with respect to which an SAR is exercised and (ii) the fair market value of such shares on the grant date.

Attachment 2A-2

     In making an option award, the Committee determines whether the award will be either an ISO or NQSO. The Committee also establishes all of the other terms and conditions of each option award and of any SAR at the time of grant, including any vesting requirements.
     The applicable award document will specify the term of the option or SARs (although ISOs may not have a term exceeding 7 years from the date of grant), the extent to which options and SARs may be exercised during their respective terms, including in the event of your death, disability or termination of employment. You may pay the option exercise price either in cash or by tendering shares of our common stock with a fair market value at the date of the exercise equal to the portion of the exercise price which you do not pay in cash. In addition, the Committee may from time to time allow cashless exercises by any means which it determines to be consistent with the Plan’s purposes and applicable law.
     You will have no rights as a shareholder until you become the holder of record of shares of our common stock issued upon exercise of such stock options.
     Performance Shares. The Committee may make awards of performance shares (which may be actual shares of our common stock or phantom shares) subject to conditions established by the Committee that may include attainment of specific performance objectives. Performance share awards may include the awarding of additional shares upon attainment of the specified performance objectives.
     Restricted Shares. A restricted share is an actual share of our common stock issued in your name that is subject to certain vesting requirements and which we hold until the applicable vesting date, at which time the share is released to you. The Committee establishes all of the terms and conditions of each award at the time of grant, including any vesting requirements, which are set forth in an award document. Restricted share awards that vest based on continued employment generally have a minimum three year vesting period. Prior to vesting, you may vote and receive cash dividends with respect to restricted shares as specified in your award document.
     Other Awards. The Committee may make other awards under the Plan in units or phantom shares, the value of which is based, in whole or in part, on the value of our common stock. The Committee may provide that such awards are to be paid in cash, in shares, or in a combination of both cash and shares, under such terms and conditions as the Committee may establish, which are set forth in an award document.
Awards of Phantom Shares to Outside Directors
     Pursuant to the Plan, each Outside Director receives an annual grant of phantom shares on each “Grant Date” (as defined below) equal in value to $25,000 (based on the fair market value of the our common stock as of the date immediately preceding the applicable Grant Date). Such grants take place at the first meeting of the Board of Directors each year

Attachment 2A-3

or, if earlier, the date in each year when stock options or performance share awards are granted to eligible employees (the “Grant Date”). Each Outside Director receives annual grants commencing in the year following the Outside Director’s election to the Board and continuing through the Outside Director’s tenth year of service as a Director. For Outside Directors first elected to the Board of Directors following the effective date of the Plan, the Outside Director also receives upon initial election to the Board of Directors a one-time grant of phantom shares equal in value to $30,000 (based on the fair market value of our common stock as of such date of initial election to the Board of Directors).
     The terms and provisions of the phantom shares are as follows:
     Vesting. Phantom shares granted to Outside Directors are fully vested at grant.
     Dividend Equivalents. Dividend equivalents accrue on all phantom shares granted to Outside Directors. Upon the payment date of each dividend declared on our common stock, that number of additional phantom shares will be credited to each Outside Director’s award which has an equivalent fair market value to the aggregate amount of dividends which would be paid if the number of the Outside Director’s phantom shares were actual shares of the common stock. Dividend equivalents are vested at the time the dividend is paid.
     Payment. Upon termination of service of an Outside Director as a member of the Board of Directors (the “termination date”), we will pay to the Outside Director all phantom shares credited to the Outside Director on the termination date in the form of one share of our common stock for each whole phantom share, with cash for any fractional phantom share based on the fair market value of our common stock on the applicable date. The shares of common stock are paid and delivered as soon as administratively practicable after the termination date.
Award Limits
     The following limits apply to awards made under the Plan:
•	In no event may any individual receive awards under the Plan for a given calendar year covering in excess of 500,000 shares of our common stock.

•	We will not grant ISOs covering in the aggregate more than 1,000,000 shares of our common stock during the term of the Plan.

•	We will not issue more than 1,000,000 shares of our common stock in respect of performance share awards or other equity-based awards.

•	We will not issue more than 150,000 shares of our common stock in respect of restricted share awards.

Attachment 2A-4

Transferability of Awards
     You may not transfer any award granted under this Plan other than by will or the laws of descent and distribution or by such other means as the Committee may approve from time to time.
Withholding for Payment of Taxes
     The Committee will have the right to determine the amount of any Federal, state or local required withholding tax, and may require that any such required withholding tax be satisfied by withholding shares of our common stock or other amounts which would otherwise be payable under this Plan.
Changes in Capitalization and Similar Changes
     In the event of any change in the outstanding shares of our common stock by reason of any stock dividend, stock split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of our common stock with respect to which awards may be made under the Plan, and the terms, types of shares and number of shares of any outstanding awards under the Plan may be equitably adjusted by the Committee in its discretion to preserve the benefit of the award for both you and us.
Change in Control
     The Plan provides that, in the event of a change in control of our company (as defined in the Plan), all options and SARs will be fully exercisable as of the date of the change in control and will remain exercisable for a period of two years thereafter (not to exceed the original award term). The Committee may also take actions with respect to outstanding awards of performance shares or restricted shares or other awards.
Amendment and Termination of Plan
     Our Board of Directors has the power to amend, modify or terminate the Plan on a prospective basis, provided that the Board of Directors may condition any amendment to the Plan on shareholder approval if it deems shareholder approval to be necessary or appropriate.
Administration
     The Plan is administered by the Committee. Under the Plan, the Committee has the authority to (i) select the employees to receive awards from time to time, (ii) make awards in such amounts as it determines, (iii) impose limitations, restrictions and conditions upon awards as it deems appropriate, (iv) establish performance targets and allocation formulas for awards of performance shares, restricted shares or other awards intended to be “qualified

Attachment 2A-5

performance-based compensation” under Code Section 162(m), (v) certify the attainment of performance goals, if applicable, as required by Code Section 162(m), (vi) interpret the Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (vii) correct any defect or omission or reconcile any inconsistency in the Plan or any award granted thereunder and (viii) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee may delegate its authority under the Plan to the extent permitted by applicable law. All determinations and decisions made by the Committee pursuant to the Plan will be final, conclusive and binding.
Code Section 162(m)
     Because stock options and SARs granted under the Plan must have an exercise price equal at least to fair market value at the date of grant, compensation from the exercise of stock options and SARs should be treated as “qualified performance-based compensation” for Code Section 162(m) purposes.
     In addition, the Plan authorizes the Committee to make awards of performance shares, restricted shares and other awards that are conditioned on the satisfaction of certain performance criteria. For awards intended to result in “qualified performance-based compensation,” the Committee will establish prior to or within 90 days after the start of the applicable performance period the applicable performance conditions. The Committee may select from the following performance measures for such purpose: (i) net income, (ii) pretax income, (iii) consolidated operating income, (iv) segment operating income, (v) return on equity, (vi) operating income return on net capital employed, (vii) return on assets, (viii) cash flow (with or without regard to asbestos), (ix) working capital, (x) share appreciation, (xi) total shareholder return, (xii) total business return (calculated utilizing earnings before interest, taxes, depreciation and amortization and cash flow) and (xiii) earnings per share of common stock. The Committee will state the performance conditions in the form of an objective, nondiscretionary formula and will certify in writing the attainment of such performance conditions prior to any payout with respect to such awards. The Committee in its discretion may adjust downward the permissible amount of any such award, even if the performance objective is achieved.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     This section contains only a general discussion of the potential United States federal income tax consequences to you under the Plan. State or local tax rules, and tax rules applicable in jurisdictions outside the United Sates, are not discussed. The federal income tax consequences relating to the Plan are complex. You should consult with your personal tax advisor regarding such consequences.
     Incentive Stock Options. ISOs granted under the Plan are subject to the applicable provisions of the Code, including Code Section 422. If shares of our common stock are

Attachment 2A-6

issued to you upon the exercise of an ISO, and if you make no “disqualifying disposition” of such shares within one year after the exercise of the ISO or within two years after the date the ISO was granted, then (i) you will recognize no income at the time of the grant of the ISO, (ii) you will recognize no income, for regular income tax purposes, at the date of exercise, (iii) upon sale of the shares acquired by exercise of the ISO, any amount realized in excess of the option price will be taxed to you, for regular income tax purposes, as a capital gain and any loss sustained will be a capital loss, and (iv) we will not be allowed to take any deduction for federal income tax purposes. The applicable capital gain tax rate will depend on how long the shares were held and on your income tax bracket. If you make a “disqualifying disposition” of such shares, you will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the option price (the “bargain purchase element”) and we will be entitled to a federal income tax deduction equal to such amount. The amount of any gain in excess of the bargain purchase element realized upon a “disqualifying disposition” will be taxable as capital gain to the holder (for which we will not be entitled a federal income tax deduction). Upon exercise of an ISO, you may be subject to alternative minimum tax.
     Nonqualified Stock Options. With respect to NQSOs granted under the Plan, (i) you will recognize no income at the time the NQSO is granted, (ii) at exercise, you will recognize ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and we will receive a tax deduction for the same amount, and (iii) on disposition, appreciation or depreciation after the date of exercise is treated as a capital gain or loss, in which case the applicable capital gain tax rate will depend on how long you held the shares and on your income tax bracket.
     Stock Appreciation Rights. SARs granted under the Plan are taxed much like NQSOs: (i) you will recognize no income at the time the SAR is granted, (ii) at exercise, you will recognize ordinary income in an amount equal to the numbers of shares in respect of which the SAR is exercised multiplied by the difference between the fair market value of the shares on the date of exercise and the fair market value of the shares on the date of grant, and we will receive a tax deduction for the same amount, and (iii) on disposition of shares acquired upon exercise of the SAR, appreciation or depreciation after the date of exercise is treated as a capital gain or loss, in which case the applicable capital gain tax rate will depend on how long you held the shares and on your income tax bracket.
     Performance Shares. Generally, you are not taxed on performance shares until the date on which you become entitled to a payout of the earned performance shares. On the date you become entitled to receive the earned shares following completion of a performance cycle, the fair market value of the shares at that time is considered to be ordinary income and you will be taxed on that amount. If you hold the shares and later sell them, any appreciation over the market value of the shares when you received them at the end of the performance cycle will be taxed based on capital gains tax rules. We

Attachment 2A-7

generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to you.
     Restricted Shares. Upon becoming entitled to receive shares at the end of the applicable restriction period without a forfeiture, you will have ordinary income in an amount equal to the fair market value of the shares at that time. However, if you make an election under Code Section 83(b) within 30 days of the date of the grant, you will have ordinary taxable income on the date of the grant equal to the fair market value of the restricted shares as if the shares were unrestricted and could be sold immediately. If you forfeit the shares subject to such election, you will not be entitled to any deduction, refund or loss for tax purposes. Upon sale of the shares after the forfeiture period has expired, the holding period to determine whether you have long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis will be equal to the fair market value of the shares when the restriction period expires. However, if you timely elect to be taxed as of the date of grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately. We generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to you.
     Phantom Shares for Outside Directors. Generally, you will have ordinary compensation income upon payment of the phantom shares in an amount equal to the fair market value of the shares of common stock delivered (plus cash for any fractional phantom shares). As an Outside Director, this will be self-employment income subject to self-employment taxes. The holding period to determine whether you have long-term or short-term capital gain or loss for a subsequent sale of the shares of common stock received in payment of the phantom shares begins when the shares are delivered, and the tax basis in the shares will be equal to the fair market value of the shares on the payment date. We generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to you.
RESTRICTIONS ON RESALE
     If you are one of our “affiliates” as defined in Rule 405 under the Securities Act, resales of shares of our common stock that you acquire under awards under the Plan will be subject to the volume, manner of sale and reporting requirements of Rule 144 under the Securities Act unless we register your shares under the Securities Act for resale pursuant to a separate prospectus. If you have been designated as one of our reporting officers for purposes of Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), resales of shares of our common stock that you acquire under awards pursuant to the Plan may be “matched” with nonexempt purchases of our common stock within the previous or following six months for purposes of the “short-swing profits” recovery provisions of Section 16(b). Further, in no event may you sell shares of our common stock, whether acquired pursuant to the Plan or otherwise, if you are in possession of material information regarding our company that has not been publicly disclosed.

Attachment 2A-8

     You are advised to consult with counsel regarding your status as an affiliate and as a Section 16(b) reporting officer and the application of other federal and state securities laws to resales of shares of our common stock that you acquire pursuant to the Plan.
ADDITIONAL INFORMATION
     We have filed a registration statement with respect to the shares of our common stock offered under the Plan with the Securities and Exchange Commission under the Securities Act. This registration statement incorporates by reference certain documents including our most recent Annual Report on Form 10-K and all subsequent reports on Form 10-K, Form 10-Q and Form 8-K, our proxy statements, and a description of our common stock filed under the Exchange Act, which documents are also incorporated by reference in this Prospectus.
     We will promptly furnish, without charge, on your request, a copy of any of the documents incorporated by reference in the registration statement and in this Prospectus (other than exhibits to such documents which are not specifically incorporated by reference in such documents), as well as our most recent Annual Report to Shareholders, if any, and any and all documents supplementing or updating the information contained in this Prospectus (including Plan information previously delivered, if requested). Such requests should be addressed to: EnPro Industries, Inc., 5605, Carnegie Boulevard, Suite 500, Charlotte, North Carolina, 28209-4674, Attn: Norma Wheeler.

Attachment 2A-9

Exhibit B
ENPRO INDUSTRIES, INC.
AMENDED AND RESTATED 2002 EQUITY COMPENSATION PLAN
RESTRICTED SHARES AWARD AGREEMENT
Vesting of Shares
     (a) Vesting Schedule. Subject to the provisions of paragraph (b) below, the Shares shall become vested as follows if you remain employed with the Company and its subsidiaries through the dates specified: 17,833 shares will vest on the third anniversary hereof; 17,833 shares will vest on the fourth anniversary hereof and 17,834 shares will vest on the fifth anniversary hereof.
     (b) Termination of Employment Prior To Vesting. If your employment with the Company and its subsidiaries terminates prior to the above vesting date, then the Shares shall be forfeited; provided, however, that the Shares shall become immediately vested in the event of: (i) your death, (ii) your becoming totally disabled under the Company’s Long-Term Disability Plan or (iii) your retirement under the Company’s Salaried Retirement Plan.
     (c) Vesting Pursuant to the Plan. Notwithstanding anything herein to the contrary, this award may become vested as otherwise provided by the Plan (such as in connection with a Change in Control).
Attachment 2B

Exhibit C
ENPRO INDUSTRIES, INC.
AMENDED AND RESTATED 2002 EQUITY COMPENSATION PLAN
RESTRICTED SHARES AWARD AGREEMENT
Beneficiary Designation Form
Please complete this form only if you haven’t already designated a beneficiary for your Shares granted under the Plan or if you wish to change your current beneficiary designation. Completed forms should be returned to                                          at                                          .
************************************************************************************
With respect to the above described award of Shares under the EnPro Industries, Inc. Amended and Restated 2002 Equity Compensation Plan (the “Plan”), I hereby designate the following person or entity as my beneficiary with respect to any delivery of Shares in the event of my death.
If my beneficiary named below predeceases me, any such payment will be made to my estate.

Name and Address		Relationship
of Beneficiary	Social Security #	to Participant

I understand that I may change this designation at any time by executing a new form and delivering it to the Human Resources Department. This designation supersedes any prior beneficiary designation made by me under the Plan with respect to the Shares.

Employee’s Name (Please print)

Witness:

Signature of Employee
Date:

Received by the Human Resources Department this ___ day of                     , ___.

By:

Attachment 2C

Attachment 3
Senior Executive Benefits
     Executive shall be eligible to participate in the following benefits and benefit plans, on at least the same level as such are provided for other senior executive officers of the Company or as specified for the President and Chief Executive Officer by the terms of such plan:
     Salaried 401(k) Plan1
     Deferred Compensation Plan
     Group health, dental and life insurance
     Travel and accident insurance
     Senior Officer Severance Plan

1     The Company currently matches each participant’s deferrals under this plan, other than catch-up contributions, on a monthly basis at a rate of 100% up to the first 6% of compensation contributed by the participant. Because Executive is not eligible to participate in the Company’s defined benefit pension plan, he is eligible to receive an additional contribution equal to two percent (2%) of plan-eligible compensation to the 401(k) Plan.
Attachment 3

Attachment 4
MANAGEMENT CONTINUITY AGREEMENT
     THIS AGREEMENT dated as of this ___ day of April 2008 between Stephen E. Macadam (the “Executive”) and EnPro Industries, Inc., a North Carolina corporation (the “Company”).
     WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel in the event there is, or is threatened, a change in control of the Company; and
     WHEREAS, the Company recognizes that the uncertainty and questions which may arise among key management in connection with the possibility of a change in control may result in the departure or distraction of key management personnel to the detriment of the Company and its shareholders; and
     WHEREAS, the Company desires to provide certain protection to Executive in the event of a change in control of the Company as set forth in this Agreement in order to induce Executive to remain in the employ of the Company notwithstanding any risks and uncertainties created by the possibility of a change in control of the Company;
WITNESSETH:
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties agree as follows:
     1. Term. The “Term” of this Agreement shall mean the period commencing on the date hereof and ending thirty-six (36) months after such date; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), the Term shall be automatically extended so as to terminate thirty-six (36) months from such Renewal Date, unless at least sixty (60) days prior to the Renewal Date the Company shall give notice to the Executive that the Term shall not be so extended.
     2. Period of Employment. Executive’s “Period of Employment” shall commence on the date on which a Change in Control occurs during the Term and shall end on the date that is thirty-six (36) months after the date on which such Change in Control occurs (subject to the provisions of Section 20 below pursuant to which the Period of Employment may be deemed to have commenced prior to the date of a Change in Control in certain circumstances).
     3. Certain Definitions. For purposes of this Agreement:
     “Board” shall mean the Board of Directors of the Company.

Attachment 4-1

     “Cause” shall mean Executive’s termination of employment with the Company due to (A) the willful and continued failure by Executive to substantially perform Executive’s duties with the Company, which failure causes material and demonstrable injury to the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), after a demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties, and after Executive has been given a period (hereinafter known as the “Cure Period”) of at least thirty (30) days to correct Executive’s performance, or (B) the willful engaging by Executive in other gross misconduct materially and demonstrably injurious to the Company. For purposes hereof, no act, or failure to act, on Executive’s part shall be considered “willful” unless conclusively demonstrated to have been done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board Executive was guilty of conduct set forth above in clause (A) (including the expiration of the Cure Period without the correction of Executive’s performance) or clause (B) above and specifying the particulars thereof in detail.
     “Change in Control” shall mean:
     (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (other than by exercise of a conversion privilege), (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (D) any acquisition by any company with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, solely in their capacity as shareholders of the Company, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or (ii) individuals who, as of the Distribution Date (as such term is defined in the Distribution Agreement among Goodrich Corporation, EnPro Industries, Inc. and Coltec Industries Inc.), constitute the Board (the “Incumbent Board”) cease for any reason to constitute

Attachment 4-2

at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Distribution Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest; or (iii) consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, solely in their capacity as shareholders of the Company, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or (iv) consummation of (A) a complete liquidation or dissolution of the Company or (B) a sale or other disposition of all or substantially all of the assets of the Company, other than to a company, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities, solely in their capacity as shareholders of the Company, who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.
“Date of Termination” is as defined in Section 8 below.
“Good Reason” shall mean:
     (i) without Executive’s express written consent, (A) the assignment to Executive of any new duties or responsibilities substantially inconsistent in character with Executive’s duties and responsibilities within the Company immediately prior to a Change in Control, (B) any substantial adverse change in Executive’s duties and responsibilities as in effect immediately prior to a Change in Control, including, but not limited to, a reduction in duties or responsibilities which occurs because the Company is no longer an independent publicly-held entity, (C) any removal of Executive from or any failure to re-elect Executive to any director position of the Company, (D) a change in the annual or long term incentive plan in which Executive currently participates such that Executive’s opportunity to earn incentive compensation is impaired, (E) a material reduction in the aggregate value of Company perquisites made available to Executive, (F) an elimination or material impairment of Executive’s ability to participate in retirement plans comparable to those in which Executive currently participates, (G) any substantial increase in Executive’s obligation to travel on the

Attachment 4-3

Company’s business over Executive’s present business travel obligations, or (H) an elimination or material impairment of Executive’s ability to receive stock options with values comparable to those Executive was granted within the one year period preceding the commencement of the Period of Employment; (ii) the failure of the Company to comply with any other of its obligations under Section 4 herein; (iii) the relocation of the offices of the Company at which Executive was employed immediately prior to the Change in Control to a location which is more than fifty (50) miles from such prior location, or the failure of the Company to (A) pay or reimburse Executive, in accordance with the Company’s relocation policy for its employees in existence immediately prior to a Change in Control, for all reasonable costs and expenses; plus “gross ups” referred to in such policy incurred by Executive relating to a change of Executive’s principal residence in connection with any relocation of the Company’s offices to which Executive consents, and (B) indemnify Executive against any loss (defined as the difference between the actual sale price of such residence and the higher of (1) Executive’s aggregate investment in such residence or (2) the fair market value of such residence as determined by the relocation management organization used by the Company immediately prior to the Change in Control (or other real estate appraiser designated by Executive and reasonably satisfactory to the Company)) realized in the sale of Executive’s principal residence in connection with any such change of residence; (iv) the failure of the Company to obtain the assumption of and the agreement to perform this Agreement by any successor as contemplated in Section 11 hereof; or (v) any purported termination of Executive’s employment during the Period of Employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7 hereof.
     “Incapacity Discharge” means Executive’s termination of employment with the Company if, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from Executive’s duties with the Company on a full-time basis for one-hundred twenty (120) consecutive business days, and within thirty (30) days after a written Notice of Termination is given, Executive shall not have returned to the full-time performance of Executive’s duties.
     “Mandatory Retirement Date” shall mean the compulsory retirement date, if any, established by the Company for those executives of the Company who, by reason of their positions and the size of their nonforfeitable annual retirement benefits under the Company’s pension, profit-sharing, and deferred compensation plans, are exempt from, the provisions of the Age Discrimination in Employment Act, 29 U.S.C. Sections 621, et seq., which date shall not in any event be earlier for any executive than the last day of the month in which such Executive reaches age 65.
     “Notice of Termination” is as defined in Section 7 below.
     “Payment Period” shall mean thirty-six (36) months, provided that the Payment Period shall not exceed the number of whole calendar months between the Executive’s Date of Termination and Mandatory Retirement Date (if applicable).
     4. Compensation During Period of Employment. For so long during Executive’s Period of Employment as Executive is an employee of the Company, the Company shall be obligated to

Attachment 4-4

compensate Executive as follows:
     (a) Executive shall continue to receive Executive’s full base salary at the rate in effect immediately prior to the Change in Control. Executive’s base salary shall be increased annually, with each such increase due on the anniversary date of Executive’s most recent previous increase. Each such increase shall be no less than an amount which at least equals on a percentage basis the mean of the annualized percentage increases in base salary for all elected officers of the Company during the two full calendar years immediately preceding the Change in Control.
     (b) Executive shall continue to participate in all benefit and compensation plans (including but not limited to the Equity Compensation Plan, Long-Term Incentive Program, Performance Share Deferred Compensation Plan, Annual Performance Plan, Executive Life Insurance Program, Deferred Compensation Plan, 401(K) plan, savings plan, flexible benefits plan, life insurance plan, health and accident plan or disability plan) in which Executive was participating immediately prior to the Change in Control, or in plans providing substantially similar benefits, in either case upon terms and conditions and at levels at least as favorable as those provided to Executive under the plans in which Executive was participating immediately prior to the Change in Control;
     (c) Executive shall continue to receive all fringe benefits, perquisites, and similar arrangements which Executive was entitled to receive immediately prior to the Change in Control; and
     (d) Executive shall continue to receive annually the number of paid vacation days and holidays Executive was entitled to receive immediately prior to the Change in Control.
     5. Compensation Upon Termination of Employment. The following provisions set forth the benefits that may become payable to Executive upon termination of employment with the Company during the Period of Employment in accordance with, and subject to, the provisions of Section 6 below:
     (a) By not later than the fifth business day following the Date of Termination, the Company shall pay Executive in a lump sum an amount equal to the sum of the following:
     (i) any base salary that is earned but unpaid as of the Date of Termination;
     (ii) a pro rata portion of the “target incentive amount” under the Annual Performance Plan for the calendar year in which the Date of Termination occurs (based on the number of calendar days in such calendar year completed through the Date of Termination); and
     (iii) a pro rata portion of the “calculated market value” of the phantom Performance Shares, if any, awarded to Executive under the Company’s Long-Term Incentive Program (the “LTIP”) for each Plan Cycle under the LTIP that has not been completed as of the Date of Termination, determined as follows:

Attachment 4-5

     (A) The performance for each such Plan Cycle under the applicable LTIP award agreement shall be determined based on (x) for any completed calendar year of the Plan Cycle as of the Date of Termination, actual performance for the calendar year, (y) for the calendar year in which the Date of Termination occurs if at least one calendar quarter has been completed during such calendar year, the greater of target performance for the calendar year or actual performance for the completed calendar quarter(s) for the calendar year annualized for the year, and (z) for any other calendar years of the Plan Cycle, target performance for the calendar year.
     (B) The number of phantom Performance Shares for each such Plan Cycle shall be adjusted in accordance with the formula set forth in the applicable LTIP award agreement based on the performance for the Plan Cycle determined under paragraph (A) above.
     (C) The pro rata portion of the “calculated market value” of the number of phantom Performance Shares adjusted in accordance with paragraph (B) above shall be based on the number of calendar days in the Plan Cycle completed through the Date of Termination.
Section 5(c) below sets for the method for determining the “target incentive amount” under the Annual Performance Plan and the “calculated market value” of phantom Performance Shares under the LTIP. Any amounts payable under Sections 5(a)(ii) or (iii) above shall be offset dollar-for-dollar by any pro rata payments otherwise provided for under the Annual Performance Plan or the LTIP.
     (b) In lieu of any salary payments that Executive would have received if he had continued in the employment of the Company during the Payment Period, the Company shall pay to Executive in a lump sum, by not later than the fifth business day following the Date of Termination, an amount equal to one-twelfth of Executive’s annualized base salary in effect immediately prior to the Date of Termination, multiplied by the number of months in the Payment Period.
     (c) By not later than the fifth day following the Date of Termination, the Company shall pay Executive in a lump sum an amount equal to the sum of:
     (i) under the Annual Performance Plan (and in lieu of any further awards under the Annual Performance Plan that Executive would have received if he had continued in the employment of the Company during the Payment Period), the number of months in the Payment Period multiplied by the greatest of one-twelfth of: (A) the amount most recently paid to Executive for a full calendar year; (B) Executive’s “target incentive amount” for the calendar year in which his Date of Termination occurs; or (C) Executive’s “target incentive amount” in effect prior to the Change in Control for the calendar year in which the Change in Control occurs; plus, if applicable,
     (ii) under the LTIP (and in lieu of any further grants under the LTIP that Executive

Attachment 4-6

would have received if he had continued in the employment of the Company during the Payment Period), twenty-four (24) multiplied by the greatest of: (A) with respect to the most recently completed Plan Cycle as of the Date of Termination, one-twelfth of the “calculated market value” of the Performance Shares actually awarded Executive (including the value of any Performance Shares Executive may have elected to defer under the Performance Share Deferred Compensation Program); (B) with respect to the most recently commenced Plan Cycle under the LTIP (if Executive is a participant in such Plan Cycle) prior to Executive’s Date of Termination, one-twelfth of the “calculated market value” of the phantom Performance Shares, if any, awarded to Executive; or (C) with respect to the most recently commenced Plan Cycle prior to the date of the occurrence of the Change in Control, one-twelfth of the “calculated market value” of the phantom Performance Shares, if any, awarded to Executive.
     For purposes of this Section 5, Executive’s “target incentive amount” under the Annual Performance Plan for a given calendar year (i.e., the calendar year in which the Date of Termination occurs or the Change in Control occurs, as applicable) is determined by multiplying (i) Executive’s annualized total gross base salary for the calendar year by (ii) the incentive target percentage which is applicable to Executive’s incentive category under the Annual Performance Plan for the calendar year. For purposes of this Section 5, the “calculated market value” of each Performance Share actually awarded upon completion of a Plan Cycle, Performance Share deferred under the Performance Share Deferred Compensation Program or phantom Performance Share granted under the LTIP shall be the mean of the high and low prices of the Company’s common stock on the relevant date as reported on the New York Stock Exchange Composite Transactions listing (or similar report), or, if no sale was made on such date, then on the next preceding day on which a sale was made multiplied by the number of shares involved in the calculation. The relevant date for Section 5(a)(iii) and clauses 5(c)(ii)(B) and 5(c)(ii)(C) is the date upon which the Compensation Committee (“Committee”) of the Board of Directors awarded the phantom Performance Shares in question; for clause 5(c)(ii)(A) the relevant date is the date on which the Committee made a determination of attainment of financial objectives and awarded Performance Shares (including any Performance Shares Executive may have elected to defer under the Performance Share Deferred Compensation Program).
     Any payments received pursuant to Sections 5(c)(i) or (ii) above shall be in addition to, and not in lieu of, any payments required to be made to Executive as the result of the happening of an event that would constitute a change in control pursuant to the provisions of the Annual Performance Plan or LTIP, as applicable.
     (d) By not later than the fifth day following the Date of Termination, the Company shall pay Executive in a lump sum an amount equal to the sum of:
     (i) If Executive is under age 55, or over the age of 55 but not eligible to retire, at the Date of Termination the present value of all health and welfare benefits the Executive would have been entitled to had the Executive continued as an employee of the Company during the Payment Period and been entitled to or participated in the same

Attachment 4-7

health and welfare benefits during the Payment Period as immediately prior to the Date of Termination plus an amount in cash equal to the amount necessary to cause the amount of the aggregate after-tax lump sum payment the Executive receives pursuant to this provision to be equal to the aggregate after-tax value of the benefits which Executive would have received if Executive continued to receive such benefits as an employee; or
     (ii) If Executive is age 55 or over and eligible to retire on the Date of Termination, the present value of the health and welfare benefits to which Executive would have been entitled under the Company’s general retirement policies if Executive retired on the Date of Termination with the Company paying that percentage of the premium cost of the plans which it would have paid under the terms of the plans in effect immediately prior to the Change of Control with respect to individuals who retire at age 65, regardless of Executive’s actual age on the Termination Date, provided such lump sum value would be at least equal to the lump sum value of the benefits which would have been payable if Executive had been eligible to retire and had retired immediately prior to the Change in Control.
     (e) By not later than the fifth day following the Date of Termination, the Company shall pay Executive in a lump sum an amount equal to the sum of the present value of the fringe benefit programs, perquisites (if any), and similar arrangements the Executive would have been entitled to receive had the Executive continued in employment with the Company for the Payment Period and been entitled to or participated in the same such benefits during the Payment Period as immediately prior to the Date of Termination. In addition and notwithstanding any provision of the Company’s 2002 Equity Compensation Plan (or any comparable equity award plan of the Company) or any applicable award agreement thereunder to the contrary, Executive may exercise any of Executive’s stock options that are vested as of Executive’s Date of Termination at any time during the Payment Period (but not exceeding the original expiration date of the options).
     (f) The Company shall, in addition to the benefits to which Executive is entitled under the retirement plans or programs sponsored by the Company or its affiliates in which Executive participates (including without limitation any Supplemental Executive Retirement Plan in which Executive participates, if applicable), pay Executive in a lump sum in cash by no later than the fifth day following the Date of Termination an amount equal to the actuarial equivalent of the retirement pension to which Executive would have been entitled under the terms of such retirement plans or programs had Executive accumulated additional years of continuous service under such plans equal in length to Executive’s Payment Period. The length of the Payment Period will be added to total years of continuous service for determining vesting, the amount of benefit accrual, to the age which Executive will be considered to be for the purposes of determining eligibility for normal or early retirement calculations and the age used for determining the amount of any actuarial reduction. For the purposes of calculating the additional benefit accrual under this paragraph, the amount of compensation Executive will be deemed to have received during each month of Executive’s Payment Period shall be equal to the sum of Executive’s annual base salary prorated on a monthly basis as provided for under Section 4(a) immediately prior to the Date of Termination (including salary increases), plus under the Company’s Annual Performance Plan the greatest of one-twelfth of:

Attachment 4-8

     (i) the amount most recently paid to Executive for a full calendar year,
     (ii) Executive’s “target incentive amount” for the calendar year in which Executive’s Date of Termination occurs, or
     (iii) Executive’s “target incentive amount” in effect prior to the Change in Control for the calendar year in which the Change in Control occurs. Attached as Exhibit 1 is an illustration, not intending to be exhaustive, of examples of how inclusion of the Payment Period may affect the calculation of Executive’s retirement benefit.
     (g) In no event shall any amount payable to Executive described in this Section 5 be considered compensation or earnings under any pension, savings or other retirement plan of the Company.
     6. Termination.
     (a) Termination Without Compensation. If Executive’s employment is terminated for any of the following reasons, Executive shall not be entitled by virtue of this Agreement to any of the benefits provided in the foregoing Section 5:
     (i) If, prior to the commencement of the Period of Employment, Executive’s employment with the Company is terminated at any time for any reason, including without limitation due to (A) Executive’s death, (B) an Incapacity Discharge, (C) a termination initiated by the Company with or without Cause or (D) resignation, retirement or other termination initiated by Executive with or without Good Reason, subject, however, to the provisions of Section 20 below.
     (ii) If Executive’s employment with the Company is terminated during the Period of Employment with Cause.
     (iii) If Executive resigns, retires or otherwise voluntarily terminates employment with the Company during the Period of Employment without Good Reason.
     (b) Termination with Compensation. If Executive’s employment is terminated for any of the following reasons, Executive shall be entitled by virtue of this Agreement to the benefits provided in the foregoing Section 5 as follows:
     (i) If, during the Period of Employment, the Company discharges Executive other than for Cause, Executive shall receive all of the benefits and payments provided in Section 5.
     (ii) Executive may terminate his employment with the Company at any time during the Period of Employment for Good Reason (“Good Reason Termination”) and shall receive all of the benefits and payments provided in Section 5.

Attachment 4-9

     (iii) If, during the Period of Employment, Executive either (A) retires from employment with the Company or (B) if the Company discharges Executive due to an Incapacity Discharge, in either case while Executive has cause to terminate his employment as a Good Reason Termination (whether or not Executive has provided Notice of Termination to the Company pursuant to Section 7), Executive shall receive all of the benefits and payments provided in Section 5.
     (iv) If Executive dies while employed by the Company during the Period of Employment while having cause to terminate his employment as a Good Reason Termination (whether or not Executive has provided Notice of Termination to the Company pursuant to Section 7), Executive’s beneficiary or beneficiaries named on Exhibit 2 to this Agreement (or Executive’s estate if he has not named a beneficiary) shall be entitled to receive those payments provided under Sections 5(a), 5(b) and 5(c) of this Agreement in addition to any benefits that such beneficiaries would be entitled under any other plan, program or policy of the Company as a result of Executive’s employment with the Company.
     (v) Executive may become eligible for the benefits and payments under Section 5 for termination of employment prior to a Change in Control in accordance with, and subject to, the provisions of Section 20 below.
     7. Notice of Termination. Any termination of Executive’s employment by the Company or any termination by Executive as a Good Reason Termination shall be communicated by written notice to the other party hereto. For purposes of this Agreement, such notice shall be referred to as a “Notice of Termination.” Such notice shall, to the extent applicable, set forth the specific reason for termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
     8. Date of Termination. “Date of Termination” shall mean:
     (a) If Executive terminates Executive’s employment as a Good Reason Termination, the date specified in the Notice of Termination, but in no event more than sixty (60) days after Notice of Termination is given.
     (b) If Executive’s employment is terminated with Cause, the date on which a Notice of Termination is given, except that the Date of Termination shall not be any date prior to the date on which the Cure Period expires without the correction of Executive’s performance (if applicable).
     (c) If Executive’s employment pursuant to this Agreement is terminated following absence due to physical incapacity as an Incapacity Discharge, then the Date of Termination shall be thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive’s duties on a full-time basis during such thirty (30) day period).
     (d) A termination of employment by either the Company or by Executive shall not affect

Attachment 4-10

any rights Executive or Executive’s surviving spouse or beneficiaries may have pursuant to any other agreement or plan of the Company providing benefits to Executive, except as provided in such agreement or plan.
     9. Certain Additional Payments.
     (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to Executive or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalty is incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
     (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when such a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young (or their successors) (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and to Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment as determined pursuant to this Section 9, shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty of the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 9(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to Executive or for Executive’s benefit.

Attachment 4-11

     (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive or his representative is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:
     (i) give the Company any information reasonably requested by the Company relating to such claim,
     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
     (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
     (iv) permit the Company to participate in any proceedings relating to such claim; however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of any such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable

Attachment 4-12

hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 9(c), Executive become entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     (e) Notwithstanding the provisions of this Section 9 to the contrary, in no event shall any payments made to Executive under this Section 9 be made later than the end of the calendar year following the calendar year in which Executive remits the Excise Tax.
10. No Obligation to Mitigate Damages, No Effect on Other Contractual Rights. Executive shall not be required to refund the amount of any payment or employee benefit provided for or otherwise mitigate damages under this Agreement by seeking or accepting other employment or otherwise, nor shall the amount of any payment required to be made under this Agreement be reduced by any compensation earned by Executive as the result of any employment by another employer after the date of termination of Executive’s employment with the Company, or otherwise. Upon receipt of written notice from Executive that Executive has been reemployed by another company or entity on a full-time basis, benefits, fringe benefits and perquisites otherwise receivable by Executive pursuant to Sections 5(d) or 5(e) related to life, health, disability and accident insurance plans and programs and other similar benefits, company cars, financial planning, country club memberships, and the like (but not incentive compensation, LTIP, pension plans or other similar plans and programs) shall be reduced to the extent comparable benefits are made available to Executive at his new employment and any such benefits actually received by Executive shall be reported to the Company by Executive.
     The provisions of the Agreement, and any payment or benefit provided for hereunder shall not reduce any amount otherwise payable, or in any way diminish Executive’s existing rights, or rights which would occur solely as a result of the passage of time, under any other agreement, contract, plan or arrangement with the Company.
     11. Successors and Binding Agreement.
     (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, to assume and agree to perform this Agreement.
     (b) This Agreement shall be binding upon the Company and any successor of or to the

Attachment 4-13

Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but shall not otherwise be assignable by the Company.
     (c) This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to Executive pursuant to Sections 5 and 6 hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.
     12. Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing, except that notices of change of address shall be effective only upon receipt.
     13. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina, without giving effect to the principles of conflict of laws of such State.
     14. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged, and this Agreement may not be terminated before the end of the Term, unless such waiver, modification, discharge or termination is agreed to in a writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party which is not set forth expressly in this Agreement.
     15. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.
     17. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or

Attachment 4-14

government regulation or ruling.
     18. Nonassignability. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 11 above. Without limiting the foregoing, Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and in the event of any attempted assignment or transfer contrary to this Section 18 the Company shall have no liability to pay any amounts so attempted to be assigned or transferred.
     19. Legal Fees and Expenses. If a Change in Control shall have occurred, thereafter the Company shall pay and be solely responsible for any and all attorneys’ and related fees and expenses incurred by Executive to successfully (in whole or in part and whether by modification of the Company’s position, agreement, compromise, settlement, or administrative or judicial determination) enforce this Agreement or any provision hereof or as a result of the Company or any Shareholder of the Company contesting the validity or enforceability of this Agreement or any provision hereof. To secure the foregoing obligation, the Company shall, within 90 days after being requested by Executive to do so, enter into a contract with an insurance company, open a letter of credit or establish an escrow in a form satisfactory to Executive. Notwithstanding the provisions of this Section 19 to the contrary, in no event shall any payments made to Executive under this Section 19 be made for expenses incurred by Executive following the end of the second calendar year following the calendar year in which Executive’s Date of Termination occurs, provided that the period during which reimbursement for such expenses may be made may extend to the end of the third calendar year in which Executive’s Date of Termination occurs.
     20. Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on Executive’s part or on the part of the Company to have Executive remain in the employment of the Company prior to the commencement of the Period of Employment; provided, however, that any termination or purported termination of Executive’s employment by the Company without Cause, or termination of Executive’s employment by Executive under circumstances that would constitute Good Reason had a Change in Control occurred, in either case following the commencement of any discussion with a third party, or the announcement by a third party of the commencement of, or the intention to commence a tender offer, or other intention to acquire all or a portion of the equity securities of the Company that ultimately results in a Change in Control shall be deemed to be a termination of Executive’s employment after a Change in Control for purposes of (i) this Agreement and both the Period of Employment and the Payment Period shall be deemed to have begun on the day prior to such termination and (ii) the Company’s Equity Compensation Plan as if the Change in Control had occurred on the day prior to such termination (resulting in the full vesting and extended exercisability of the Executive’s outstanding stock options under, and in accordance with, the provisions of the Equity Compensation Plan).
     21. Right of Setoff. There shall be no right of setoff or counterclaim against, or delay in, any payment by the Company to Executive or Executive’s designated beneficiary or beneficiaries provided for in this Agreement in respect of any claim against Executive or any debt or obligation owed by Executive, whether arising hereunder or otherwise.

Attachment 4-15

     22. Rights to Other Benefits. The existence of the Agreement and Executive’s rights hereunder shall be in addition to, and not in lieu of, Executive’s rights under any other of the Company’s compensation and benefit plans and programs, and under any other contract or agreement between Executive and the Company.
     23. Prior Agreements. This Agreement supersedes and replaces any and all prior agreements and understandings between the Company and the Executive with respect to the subject matter hereof. Any such prior agreements and understandings are no longer in force or effect.
     24. Compliance with Section 409A of the Internal Revenue Code. Any payments under this Agreement that are deemed to be deferred compensation subject to the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, are intended to comply with the requirements of Section 409A. To this end and notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s termination of employment with the Company, (i) the Company’s securities are publicly traded on an established securities market; (ii) Executive is a “specified employee” (as defined in Section 409A); and (iii) the deferral of the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of such payments (without any reduction in amount ultimately paid or provided to Executive) that are not paid within the short-term deferral rule under Section 409A (and any regulations thereunder) or within the “involuntary separation” exemption of Treasury Regulation § 1.409A-1(b)(9)(iii). Such deferral shall last until the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A). Any amounts the payment of which are so deferred shall be paid in a lump sum payment within ten (10) days after the end of such deferral period. If Executive dies during the deferral period prior to the payment of any deferred amount, then the unpaid deferred amount shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ENPRO INDUSTRIES, INC.
By:
Name:
Title:

STEPHEN E. MACADAM

Attachment 4-16

EXHIBIT 1
     A. If as of Executive’s Date of Termination Executive’s years of continuous service under the applicable retirement plans for purposes of determining eligibility for normal or early retirement plus the length of Executive’s Payment Period is at least 5, then
     1. If as of Executive’s Date of Termination Executive’s age plus the length of Executive’s Payment Period is at least 65, Executive’s retirement benefit under Section 5(f) will be calculated as a “normal retirement” benefit to which Executive would have been entitled under the terms of the retirement plan in which Executive participates had Executive accumulated benefit service under the retirement plan that included the Payment Period; and
     2. If as of Executive’s Date of Termination Executive’s age plus the length of Executive’s Payment Period is at least 55 but less than 65, Executive’s retirement benefit under Section 5(f) will be calculated as an “early retirement” benefit to which Executive would have been entitled under the terms of the retirement plan in which Executive participates had Executive accumulated benefit service under the retirement plan that included the Payment Period. The actuarial reduction used shall be the actuarial reduction factor for early retirement, calculated to Executive’s actual age plus the length of Executive’s Payment Period, at Executive’s Date of Termination.
     B. If as of Executive’s Date of Termination the sum of Executive’s years of continuous service under the applicable retirement plans for purposes of determining eligibility for normal or early retirement plus the length of Executive’s Payment Period is less than 5, or Executive’s age plus the length of Executive’s Payment Period is less than 55, Executive’s retirement benefit under Section 5(f) will be calculated as a “deferred vested pension” to which Executive would have been entitled under the terms of the retirement plans in which Executive participates had Executive accumulated benefit service under the retirement plan that included the Payment Period. The actuarial reduction used shall be the actuarial reduction factor for a deferred vested pension, calculated to Executive’s actual age at Executive’s Date of Termination plus the length of Executive’s Payment Period.
     C. For purposes of Section 5(f), “actuarial equivalent” shall be determined using the same methods and assumptions as those utilized under the Company’s retirement plans and programs immediately prior to the Change in Control.

Attachment 4, Exhibit 1

EXHIBIT 2
BENEFICIARY DESIGNATION
     I hereby designate the following person(s) as a beneficiary for the purposes of Section 6(b)(iv) to the extent of the percentage interest listed next to their name:

NAME	PERCENTAGE INTEREST

TOTAL (CANNOT EXCEED 100%)

Attachment 4, Exhibit 2

Attachment 5
EnPro Industries, Inc.
Senior Officer Severance Plan
(Effective as of January 1, 2008)
Purpose:
It is the Company’s policy to provide competitive severance benefits to its Senior Officers if the Company terminates their employment without Cause.1
ARTICLE I
Definitions
“Administrator” means the Compensation and Human Resources Committee of the Board, unless the Company designates another committee or an individual to serve as Administrator.
“Adverse Benefit Determination” means any of the following: a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit under this Plan, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of a Senior Officer’s eligibility to participate in the Plan.
“Annual Incentive Amount” means the amount that would have been payable to the Senior Officer under the EnPro Industries, Inc. Senior Executive Annual Performance Plan or Management Annual Performance Plan, as applicable, at the conclusion of the year in which the Qualifying Termination occurs had the Senior Officer remained employed through the end of such year, based upon the Company’s actual financial results for such year, not to exceed the amount that would have been paid had Target Performance Levels been achieved for such year.
“Base Salary” means the regular salary paid to the Senior Officer immediately prior to the Senior Officer’s date of termination, as reflected in the Company’s payroll records. Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified or nonqualified plan, any group medical, dental or other welfare benefit plan, noncash compensation or any other additional compensation or benefits.
“Benefit Continuation” means the continuation of benefits set forth in Article III.B of this Plan during the Senior Officer’s Benefit Continuation Period.
“Benefit Continuation Period” means the period the Senior Officer is entitled to receive Benefit Continuation as specified in the Benefits Schedule set forth in Article III below.
“Board” means the board of directors of the Company from time to time.

[2]	Capitalized terms and phrases used in this Plan shall have the meanings set forth in Article I.

Attachment 5-1

“Cause” means (i) a Senior Officer’s commission of an act of fraud, dishonesty or moral turpitude in the course of the Senior Officer’s employment or that has an adverse effect on the Company, its business, reputation or interest; (ii) a Senior Officer’s commission of, indictment for or pleading guilty or nolo contendere to a felony; (iii) the willful and continued failure of a Senior Officer to perform any of his or her material duties with the Company (other than for any such failure resulting from the Senior Officer’s incapacity due to physical or mental illness), after written notice of such failure has been provided to the Senior Officer and a reasonable opportunity to cure the failure has been provided to the Senior Officer; (iv) a Senior Officer’s material violation of the Company’s code of conduct, code of ethics or other written policy of the Company or a material breach by the Senior Officer of a fiduciary duty or responsibility to the Company; (v) a Senior Officer’s unauthorized use or disclosure of any confidential or proprietary information of the Company; (vi) the willful misconduct or gross negligence of a Senior Officer with regard to the Company or in the performance of a Senior Officer’s duties that is materially injurious to the Company; (vii) the refusal of a Senior Officer to follow the lawful directives of the Board or a more senior officer within five days of the provision of written notice thereof to the Senior Officer; or (viii) the willful failure of a Senior Officer to cooperate in a Company investigation.
“Change in Control” means “Change in Control” as defined in the EnPro Industries, Inc. 2002 Equity Compensation Plan, as amended and restated from time to time, or in any comparable equity award plan of the Company.
“Claimant” means a Senior Officer who claims a benefit under this Plan.
“COBRA” means the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended.
“Compensation Committee” means the Compensation and Human Resources Committee of the Board of Directors of the Company.
“Company” means EnPro Industries, Inc., its affiliates and any successors thereto.
“Disability” means the physical or mental impairment of a Senior Officer that would qualify as a disability under the Company’s long-term disability plan without regard to any waiting periods set forth in such plan.
“Interim LTIP Payment” has the meaning provided in the LTIP Plan.
“LTIP Amount” means the amount that would have been payable to the Senior Officer under the LTIP Plan at the conclusion of the Performance Period had the Senior Officer remained employed through the end of the Performance Period, based upon the Company’s actual financial results for the Performance Period, not to exceed the amount that would have been payable had Target Performance Levels been achieved for such period.
“The LTIP Plan” means the EnPro Industries, Inc. Long-Term Incentive Plan as amended from time to time.

Attachment 5-2

“Months of Service” means, with respect to a given Performance Period, each completed month of employment service by a Senior Officer following the grant date of an award under the LTIP Plan.
“Offer of Comparable Employment” means an offer of employment that has each of the following features:
1.	Base Salary. The Base Salary for the position is not less than the Base Salary in effect for the Senior Officer on the day before the Senior Officer’s employment with the Company was terminated;

2.	Annual Performance Award. If the Senior Officer is a participant in the Company’s Senior Executive Annual Performance Plan or Management Annual Performance Plan, as applicable, the Senior Officer has the opportunity to earn an annual performance award that is comparable to the opportunity afforded the Senior Officer under the applicable Annual Performance Plan in effect on the day before the Senior Officer’s employment with the Company was terminated; and

3.	Employment Location. The position does not require the Senior Officer to transfer to another employment location that is more than 50 miles farther from the Senior Officer’s residence than the Senior Officer’s previous employment location (except for travel reasonably required in performance of the Senior Officer’s responsibilities).
“Performance Period” means each multi-year performance cycle applicable to an award under the LTIP Plan.
“Plan” means the EnPro Industries, Inc. Senior Officer Severance Plan.
“Prior Health Costs” means the average monthly amount previously expended by the Company for the continued participation by the President and Chief Executive Officer of the Company in the Company’s medical and dental plans.
“Qualifying Termination” means the termination of a Senior Officer’s employment by the Company without Cause. A “Qualifying Termination” does not include (i) a termination of employment by the Senior Officer; (ii) a termination of the Senior Officer’s employment by the Company with Cause; (iii) a termination of a Senior Officer’s employment on account of the Senior Officer’s retirement, death or Disability; (iv) the “termination” by the Company of a Senior Officer’s employment with an affiliate of the Company, if the Senior Officer continues employment with another affiliate of the Company; or (v) a termination of employment by the Company following or in connection with the Sale of a Business Unit in which the Senior Officer receives an Offer of Comparable Employment.
“Sale of a Business Unit” means the sale of one of the Company’s business units (whether a subsidiary or unincorporated division) accomplished through a stock sale, asset sale, outsourcing transaction, joint venture transaction or other business transaction or combination.

Attachment 5-3

“Senior Officer” means the President and Chief Executive Officer, a Senior Vice President, a Corporate Vice President or a Division President of the Company. A Senior Officer does not include contract employees or consultants.
“Target Performance Levels” means, for a Senior Officer, the financial or other goals established as the “target” performance goals for a given performance period under (i) the Company’s Senior Executive Annual Performance Plan or Management Annual Performance Plan, as applicable and (ii) the LTIP Plan.

Attachment 5-4

ARTICLE II
Eligibility
A Senior Officer is eligible to receive severance benefits under this Plan if the Senior Officer experiences a Qualifying Termination and signs and does not revoke a release and waiver of claims. If the Senior Officer is covered by a management continuity agreement or a change-of-control agreement and becomes entitled to payments or benefits thereunder, no benefits shall be payable under this Plan.
ARTICLE III
Severance Benefits Provided By The Plan
An eligible Senior Officer shall be afforded Base Salary, Benefit Continuation and a pro-rata bonus payment as set forth below.

Benefits Schedule
Job Title	Base Salary and Benefit Continuation Period

President & Chief Executive Officer	24 months of Base Salary and Benefit Continuation

Chief Operating Officer, Executive Vice Presidents, Senior Vice Presidents, Corporate Vice Presidents and Division Presidents	12 months of Base Salary and Benefit Continuation
A. Base Salary.
A Senior Officer who experiences a Qualifying Termination shall be entitled to receive his or her Base Salary during the period set forth above. The Administrator has the sole and exclusive discretion to pay this amount: (i) in the form of salary continuation payments distributed on normal payroll dates in accordance with the Company’s regular payroll practices for the Benefit Continuation Period or (ii) in a lump sum, which lump sum shall be payable no later than March 15 of the year following termination of the Senior Officer’s employment.
Provided, further, that if the total severance benefits payable hereunder to the Senior Officer exceed two (2) times the maximum amount that may be taken into account under a qualified plan pursuant to I.R.C. § 401(a)(17), as provided in 26 C.F.R. § 1.409A-1(b)(9)(iii)(A)(2), such benefits shall be payable in a lump sum no later than March 15 of the year following termination of the Senior Officer’s employment.
B. Benefit Continuation.
A Senior Officer who experiences a Qualifying Termination shall be entitled to receive medical and dental coverage, Company-paid life insurance coverage, an extended stock option exercise period and outplacement services according to the terms set forth below. In order to be eligible to receive continued medical and dental coverage, as well as Company-paid life insurance, the Senior Officer

Attachment 5-5

must have been the recipient of such benefits immediately prior to the Senior Officer’s Qualifying Termination. The components of Benefit Continuation are as follows:
1.	Medical and Dental Coverage. Subject to (i) the Senior Officer’s timely election of continuation coverage under COBRA; and (ii) the Senior Officer’s continued co-payment of premiums at the same level and cost to the Senior Officer as if the Senior Officer were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), the Company shall pay the applicable COBRA continuation coverage premiums under the Company’s health and dental plans applicable to the Senior Officer. These payments shall continue until the sooner of: (a) the end of the Benefit Continuation Period; (b) the date the Senior Officer ceases to be eligible for COBRA or (c) the date the Senior Officer commences other employment that offers a health care program. If a Senior Officer or any of his or her dependents cease to be eligible for COBRA, the Company’s obligation to pay any premium for such person shall cease, but the Company’s obligation to pay the premium for the Senior Officer or any dependent who is still eligible for COBRA shall continue. The Senior Officer shall promptly notify the Company if he or she commences other employment that offers a health care program.

With respect to the President and Chief Executive Officer, and provided there has been a timely election of COBRA and payment of premiums as provided above, the Company shall pay for comparable medical and dental coverage from the end of the COBRA continuation period until the earlier of: (i) 24 months after the President and Chief Executive Officer’s termination date; (ii) the date on which the President and Chief Executive Officer obtains employment that offers a health care program or (iii) the date on which the President and Chief Executive Officer becomes eligible for Medicare. During such period, the President and Chief Executive Officer shall continue to be responsible for payment of premiums at the same level and cost that he or she would have paid for health and dental coverage had he or she remained an active employee of the Company. Provided, however, that if the monthly cost of the comparable medical and dental coverage for such period exceeds the Prior Health Costs, the Company — in lieu of such payment — shall be permitted to pay directly to the President and Chief Executive Officer, on a monthly basis, an amount equal to the Prior Health Costs for such period.

2.	Company-Paid Life Insurance Coverage. If the Senior Officer had Company-paid life insurance coverage at the time of the Senior Officer’s Qualifying Termination, the Company shall continue such coverage during the Senior Officer’s Benefit Continuation Period. The amount of Company-paid life insurance coverage that the Company shall continue for the Senior Officer shall be the amount of Company-paid life insurance coverage that the Senior Officer had at the time of the Senior Officer’s Qualifying Termination, and the Senior Officer shall continue to contribute for such coverage as if he or she had continued as an active employee of the Company. The Senior Officer’s Company-paid life insurance shall end when the Senior Officer becomes employed by a new employer which offers life insurance benefits to its employees. The foregoing shall not apply to any life insurance policies that may be used to fund the Company’s retirement obligations to the Senior Officer, portions of which policies may be transferred

Attachment 5-6

to the Senior Officer from time to time in accordance with such written agreements as may be in effect at the time of transfer.

3.	Stock Option Exercisability. Notwithstanding any provision of the Company’s 2002 Equity Compensation Plan (or any comparable equity award plan of the Company) or any applicable award agreement thereunder to the contrary, the Senior Officer may exercise any of the Senior Officer’s stock options that are vested as of the date of the Senior Officer’s Qualifying Termination at any time during the Benefit Continuation Period (but not exceeding the original expiration date of the options).

4.	Outplacement Services. The Company shall provide the Senior Officer with outplacement services during the Benefit Continuation Period in a form, manner and with a scope and level of benefits determined in the Administrator’s discretion.

Attachment 5-7

C. Pro-rata Bonus.
A Senior Officer who experiences a Qualifying Termination shall be entitled to receive a pro-rata portion of the Senior Officer’s Annual Incentive Amount (based upon the period of time from the beginning of the applicable performance period through the Senior Officer’s termination date) in a lump sum cash payment made no later than March 15 of the year following termination of the Senior Officer’s employment.
D.	Pro-rata LTIP Award.
A Senior Officer who experiences a Qualifying Termination shall be entitled to receive a pro-rata portion of the award amount that would have been paid to the Senior Officer under the LTIP Plan. This amount shall equal the product of (i) the Months of Service divided by the total number of months in the given Performance Period and (ii) the LTIP Amount, less (iii) any Interim LTIP Payment paid or payable to the Senior Officer. This pro-rata portion shall be paid in a lump sum as soon as practicable following the Compensation Committee’s certification of performance for the Performance Period, but no earlier than six months following the Senior Officer’s termination if the Senior Officer is a “specified employee” as defined in I.R.C. § 409A.
E.	Conditions.
1.	Releases and Waivers of Claims. Any amounts payable under, or benefits provided pursuant to, this Plan shall be payable or provided only if the Senior Officer delivers to the Company and does not revoke a general release of all claims of any kind whatsoever that the Senior Officer has or may have against the Company and its officers, directors and employees, whether known or unknown, as of the date of the Senior Officer’s termination of employment, in such form as reasonably requested by the Company.

2.	Cooperation. As a condition to the receipt of any severance benefits hereunder, the Senior Officer shall be deemed to have agreed to the provisions of this Article III.E(2). Upon the receipt of reasonable notice from the Company (including its outside counsel), the Senior Officer agrees that during the Benefit Continuation Period, the Senior Officer will respond and provide information with regard to matters concerning which the Senior Officer has knowledge as a result of the Senior Officer’s employment with the Company, and will provide reasonable assistance to the Company and its respective representatives in defense of any claims that may be made against the Company to the extent that such claims may relate to the period of the Senior Officer’s employment. The Senior Officer also agrees to inform the Company promptly (to the extent the Senior Officer is legally permitted to do so) if the Senior Officer is asked to assist in any investigation of or claim asserted against the Company. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Senior Officer for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Senior Officer in complying with this section.

3.	Re-employment. If during the Senior Officer’s Benefit Continuation Period, the Senior Officer becomes re-employed with the Company, all benefits provided to the Senior

Attachment 5-8

Officer hereunder shall terminate. Upon such termination, the Senior Officer shall be permitted to retain any lump sum amounts paid to him or her hereunder before becoming reemployed.

4.	Confidentiality and Noncompetition Compliance. If the Administrator determines that the Senior Officer has breached any duty of confidentiality, non-solicitation or non-competition the Senior Officer owes to the Company, the Senior Officer shall forfeit all further benefits payable to the Senior Officer under this Plan and shall, at the Administrator’s direction, be required to repay to the Company any benefits the Senior Officer received from the Company under this Plan. In such case, the Administrator may offset any such repayment against any other amounts that the Company owes to the Senior Officer.
ARTICLE IV
Plan Administration
This Plan shall be administered by the Administrator on behalf of the Company (as plan administrator under Section 3(16)(A) of ERISA). In that regard, the Administrator shall be empowered and shall have full discretion to interpret all provisions of this Plan, make all eligibility decisions and to perform all of the duties and powers granted to it under the terms of this Plan. The Administrator may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Administrator with respect to this Plan shall be conclusive and binding upon all parties having or claiming to have an interest under this Plan. Not in limitation of the foregoing, the Administrator shall have full discretionary authority to decide any factual or interpretative issues that may arise in connection with its administration of this Plan (including without limitation any determination as to eligibility and the amount of benefits payable under this Plan), and the Administrator’s exercise of such discretionary authority shall be conclusive and binding on all affected parties as long as it is not determined by a court of law to be arbitrary and capricious. The Administrator may delegate any of the Administrator’s duties and powers hereunder to the extent permitted by applicable law.
ARTICLE V
Claims And Appeals Procedure
A. A Claimant shall have the right to submit a claim for benefits under the Plan and to appeal any denial of a claim for benefits. Any request for a Plan benefit or to clarify the Claimant’s rights to future benefits under the terms of the Plan shall be considered to be a claim. (However, this claims procedure does not govern casual inquiries about benefits or the circumstances under which benefits might be paid under the terms of the Plan, nor does it govern a request for a determination regarding eligibility for coverage except such a determination as is requested or necessary in connection with a claim for benefits.) An authorized representative of the Claimant may act on behalf of the Claimant in pursuing a benefit claim or appeal of an Adverse Benefit Determination. The individual or individuals responsible for deciding the benefit claim or appeal, as applicable, may require the representative to provide reasonable written proof that the representative has in fact been authorized to act on behalf of

Attachment 5-9

the Claimant. The Plan requires no fee or other cost for the making of a claim or appealing an Adverse Benefit Determination.
B. A claim for benefits will be considered as having been made when submitted in writing by the Claimant to the Administrator, in care of:
EnPro Industries, Inc.
Attn: Senior Vice President — Human Resources (Severance Claim)
5605 Carnegie Blvd., Suite 500
Charlotte, NC 28209
Any claim should include the following:
Claimant’s name, address, telephone number, and social security number.
Claimant’s dates of employment with the Company.
Claimant’s job title and position with Company.
The reasons for Claimant’s termination of employment; and
A statement of the reasons why Claimant is entitled to severance benefits under the Plan.
C. The Administrator will determine whether, or to what extent, the claim may be allowed or denied under the terms of the Plan. If the claim is wholly or partially denied, the Administrator shall notify the Claimant of the Plan’s Adverse Benefit Determination within a reasonable period of time, but not later than 90 days after the Administrator receives the claim, unless the Administrator determines that special circumstances require an extension of time for processing the claim.
     If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. Such extension may not exceed an additional 90 days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the final decision.
     For the purposes of this Article V.C, the period of time within which a benefit determination is required to be made shall begin at the time a claim is filed in accordance with the Plan’s filing requirements, without regard to whether all the information necessary to make a benefit determination accompanies the filing.
D. The Administrator shall provide the Claimant with written or electronic notification of any Adverse Benefit Determination. Any electronic notification shall comply with the standards imposed by 29 CFR § 2520.104b-1(c)(i), (iii) and (iv). The notification shall set forth, in a manner calculated to be understood by the Claimant:
1.	The specific reason(s) for the Adverse Benefit Determination;

Attachment 5-10

2.	Reference to the specific Plan provisions on which the determination is based;

3.	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

4.	A description of the Plan’s appeal (review) procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA § 502(a) following an Adverse Benefit Determination on appeal.
E. The Claimant may appeal an Adverse Benefit Determination to the Administrator. The Administrator shall conduct a full and fair review of each appealed claim and its denial. The Claimant shall have at least 60 days following receipt of a notification of an Adverse Benefit Determination within which to appeal the determination.
F. The appeal of an Adverse Benefit Determination must be made in writing. In connection with making such request, the Claimant may submit written comments, documents, records, and other information relating to the claim for benefits. Upon written request, the Claimant shall be provided, free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in Article V.J below) to the Claimant’s claim for benefits. In considering the appeal the Administrator shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in connection with the initial benefit determination.
1.	General procedure. The Administrator shall notify a Claimant of the Administrator’s benefit determination upon appeal within a reasonable period of time, but not later than 60 days after receipt of the Claimant’s appeal. However, the Administrator may determine that special circumstances (such as the need to hold a hearing) require an extension of time for processing the claim. If the Administrator determines that an extension of time, not to exceed 60 days, for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the determination on appeal.

2.	Calculating time periods. For the purposes of this Article V.F, the period of time within which a benefit determination on appeal is required to be made shall begin at the time an appeal is filed in accordance with the Plan’s appeal filing requirements, without regard to whether all the information necessary to make a benefit determination on appeal accompanies the filing. In the event that a period of time is extended as provided above for the determination of a claim on appeal due to a Claimant’s failure to submit information necessary to decide an appeal of an Adverse Benefit Determination, the period for making the benefit determination on appeal shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

Attachment 5-11

3.	Furnishing documents. In the case of an Adverse Benefit Determination on appeal, the Administrator shall provide such access to, and copies of, documents, records, and other information described in subsections G(3) and (4) below as is appropriate.
G. The Administrator shall provide a Claimant with written or electronic notification of the benefit determination on appeal. Any electronic notification shall comply with the standards imposed by 29 CFR § 2520.104b-1(c)(i), (iii) and (iv). In the case of an Adverse Benefit Determination on appeal, the notification shall set forth, in a manner calculated to be understood by the Claimant:
1.	The specific reason(s) for the Adverse Benefit Determination;

2.	Reference to the specific Plan provisions on which the benefit determination is based;

3.	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in Article V.J below) to the Claimant’s claim for benefits; and

4.	A statement of the Claimant’s right to bring a civil action under ERISA § 502(a).
H. A Claimant must exhaust his or her rights to file a claim and to appeal an Adverse Benefit Determination before bringing any civil action to recover benefits due to him under the terms of the Plan, to enforce his or her rights under the terms of the Plan, or to clarify his or her rights to future benefits under the terms of the Plan.
I. Benefit claim determinations and decisions on appeals shall be made in accordance with governing Plan documents. The Plan’s provisions shall be applied consistently with respect to similarly situated claimants. The Administrator shall maintain complete records of its proceedings in deciding claims and appeals. The Administrator shall maintain its records in a manner that permits it to refer, and it shall so refer, to prior decisions to ensure that the Plan’s provisions are applied consistently with respect to similarly situated claimants.
J. For the purposes of this Claims and Appeal Procedure, a document, record, or other information shall be considered “relevant” to a Claimant’s claim if such document, record, or other information (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards required pursuant to Article V.I above in making the benefit determination.
ARTICLE VI
Miscellaneous
A. Benefits Unfunded.

Attachment 5-12

This Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets, accounts or funds of the Company for payment of any benefits under this Plan. No Senior Officer shall have any interest in any particular asset, account or fund of the Company by reason of the right to receive benefits under this Plan and any such Senior Officer shall have only the rights of a general unsecured creditor of the Company with respect to any rights under this Plan. This Plan constitutes an unfunded compensation arrangement for members of a select group of the Company’s management, and any exemptions under ERISA, as applicable to such arrangement, shall be applicable to the Plan.
B. Exclusion of Payments from Plan Compensation.
No payments or benefits provided under this Plan shall be considered compensation or earnings under any pension, savings or retirement plan sponsored by the Company, and shall not be eligible for any matching contribution, deferral or the like provided by any benefit plan sponsored by the Company.
C. Non-Exclusivity of Rights.
This Plan shall not prevent or limit the right of a Senior Officer to receive any base salary, pension or welfare benefit, bonus or other payment provided by the Company to the Senior Officer, except for such rights as the Senior Officer may have specifically waived in writing or as otherwise expressly set forth in this Plan. Amounts that are vested benefits or which the Senior Officer is otherwise entitled to receive under any other employee benefit plan or program provided by the Company shall be payable in accordance with the terms of such plan or program. Any award that becomes vested in connection with a Change in Control that occurs prior to a Qualifying Termination shall be payable in accordance with the written agreement pursuant to which such award was granted.
D. Taxation.
All benefits provided under this Plan shall be subject to applicable federal, state and local payroll and withholding taxes. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan.
E. Non-Alienation.
No interest of the Senior Officer, or right to receive any payment under this Plan, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Senior Officer or the Senior Officer’s spouse or beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.
F. No Employment Contract.

Attachment 5-13

Nothing contained in this Plan shall confer upon any Senior Officer the right to be retained in the service of the Company nor limit the right of the Company to discharge or otherwise discipline any Senior Officer or modify the terms and conditions of his or her employment.
G. Successors.
For purposes of this Plan, the “Company” shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company and such successors and assignees shall perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.
H. Severability.
In the event any provision of this Plan is held illegal or invalid, the remaining provisions of this Plan shall not be affected thereby, unless such determination shall render impossible or impracticable the functioning of this Plan and in such case, an appropriate provision or provisions shall be adopted, in the discretion of the Administrator, so that this Plan may continue to function properly.
I. Modification or Rescission of Plan.
The Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of the Plan at any time. Any such amendment shall be effective only if contained in a written instrument adopted by resolution of the Administrator or the Board. Notwithstanding anything in this Plan to the contrary, if the Company becomes obligated to make any payment to any Senior Officer hereunder, then this Plan shall remain in effect for such purposes until all of the Company’s obligations to such Senior Officer hereunder shall be fulfilled.
Notwithstanding anything in this Plan to the contrary, if there is a Change in Control, then for a period of two (2) years following the Change in Control, this Plan may not be modified or rescinded in any way that adversely affects the rights of persons who are eligible Senior Officers on the day before the Change in Control.
J. Entire Agreement.
Except as specified herein, and in any management continuity agreement or change-in-control agreement, this Plan sets forth the entire obligations of the Company with respect to the subject matter hereof and supersedes all existing severance plans, agreements and understandings (whether oral or written) between the Company and Senior Officers with respect to the subject matter herein.

Attachment 5-14

K. Applicable Law.
This Plan shall be governed by, and construed and enforced in accordance with, the Employee Retirement Income Security Act of 1974 or, if not preempted, the substantive laws of the State of North Carolina (without giving effect to choice-of-law provisions).

Attachment 5-15